Exhibit (a)(3)

Disclosure Statement

This Disclosure Statement is being furnished to you by Equitrans Midstream Corporation, a Pennsylvania corporation (ETRN), in connection with the execution of (a) a Unit Purchase Agreement, dated November 29, 2018, among ETRN and funds managed by Neuberger Berman Investment Adviser LP (Neuberger Berman), whereby ETRN will acquire 5,200,000 common units representing limited partner interests (EQGP Common Units) in EQGP Holdings, LP, a Delaware limited partnership (EQGP), from Neuberger Berman for $20.00 per EQGP Common Unit (the Purchase Price), (b) a Unit Purchase Agreement, dated November 29, 2018, among ETRN and funds managed by Goldman Sachs Asset Management, L.P. (GSAM), whereby ETRN will acquire 1,865,020 EQGP Common Units from GSAM for the Purchase Price, (c) a Unit Purchase Agreement, dated November 29, 2018, among ETRN and funds managed by Cushing Asset Management, LP (Cushing), whereby ETRN will acquire 920,130 EQGP Common Units from Cushing for the Purchase Price, (d) a Unit Purchase Agreement, dated November 29, 2018, among ETRN and funds managed by Kayne Anderson Capital Advisors, L.P. (Kayne Anderson), whereby ETRN will acquire 1,363,974 EQGP Common Units from Kayne Anderson for the Purchase Price and (e) a Unit Purchase Agreement, dated November 29, 2018, by and between ETRN and ZP Energy Fund, L.P. (Zimmer, and collectively with Neuberger Berman, GSAM, Cushing and Kayne Anderson, the Selling Unitholders), whereby ETRN will acquire 3,414,168 EQGP Common Units from Zimmer for the Purchase Price (collectively, the Unit Purchases, and such agreements, the Unit Purchase Agreements). The aggregate consideration to be paid by ETRN pursuant to the Unit Purchase Agreements is $255,265,840.00. In addition, ETRN agreed to purchase from the Selling Unitholders any additional EQGP Common Units acquired by the Selling Unitholders after the date of the Unit Purchase Agreements for the Purchase Price.

As of November 29, 2018, there were 302,470,474 outstanding EQGP Common Units, and ETRN and its affiliates owned 276,008,766 of such EQGP Common Units, representing an approximate 91.3% limited partner interest in EQGP. Following the closings of the transactions contemplated by the Unit Purchase Agreements (the Closings), ETRN will own 288,772,058 EQGP Common Units representing approximately 95.5% of the outstanding EQGP Common Units. As such, assuming the Closings occur for all Unit Purchase Agreements, ETRN will purchase any and all remaining outstanding EQGP Common Units (other than EQGP Common Units owned by ETRN and its affiliates, including those acquired in the Unit Purchases) pursuant to the exercise of the limited call right (the Limited Call Right) provided for in Section 15.1(a) of the Second Amended and Restated Agreement of Limited Partnership of EQGP, dated as of October 12, 2018 (as may be amended from time to time, the EQGP Partnership Agreement), at a price per EQGP Common Unit not less than the Purchase Price. After giving effect to the exercise of the Limited Call Right, ETRN and its affiliates will own all the outstanding EQGP Common Units. If one or more Closings do not occur such that ETRN and its affiliates do not own more than 95% of the outstanding EQGP Common Units, ETRN may not be able to exercise the Limited Call Right. For purposes of calculating the number of EQGP Common Units owned by ETRN and its affiliates, directors and officers of ETRN and EQGP are deemed not to be “affiliates.”

The Unit Purchases and the exercise of the Limited Call Right are referred to in this Disclosure Statement as the “Transactions.”

As of the date of this Disclosure Statement, ETRN has not acquired the EQGP Common Units subject to the Unit Purchase Agreements and has not exercised the Limited Call Right. However, the execution of the Unit Purchase Agreements may be deemed to constitute a step towards one or more transactions that may constitute a “Rule 13e-3 transaction” under the rules and regulations of the United States Securities and Exchange Commission (the SEC) pursuant to the Securities Exchange Act of 1934, as amended (the Exchange Act). Accordingly, no Closings will occur until at least 30 days after the filing of a Transaction Statement on Schedule 13E-3 with the SEC. This Disclosure Statement is being provided to holders of EQGP Common Units in order to satisfy the requirements of Rule 13e-3 in connection with the consummation of the Unit Purchases.

Each Closing is expected to occur at 9:00 a.m., Eastern Time, on December 31, 2018, unless ETRN delivers written notice to a Selling Unitholder no later than one calendar day prior to December 31, 2018 specifying a later date (which later date is no more than 30 days following December 31, 2018).

NO VOTE OR ACTION OF THE HOLDERS OF EQGP COMMON UNITS IS REQUIRED OR REQUESTED IN CONNECTION WITH THE UNIT PURCHASE AGREEMENTS. ASSUMING THE CLOSINGS OCCUR AND ETRN EXERCISES THE LIMITED CALL RIGHT, THE HOLDERS OF EQGP COMMON UNITS (OTHER THAN THE SELLING UNITHOLDERS) ARE NOT REQUIRED TO MAKE ANY DECISION IN CONNECTION WITH THE TRANSACTIONS.

This transaction has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

You are urged to read the Disclosure Statement in its entirety for a description of the Transactions.

The date of this Disclosure Statement is November 30, 2018.

TABLE OF CONTENTS

Page
SUMMARY TERM SHEET	1
SPECIAL FACTORS	6
Background of the Transactions	6
Purpose of and Reasons for the Transactions; Plans for EQGP After the Transactions; Consideration of Alternatives	7
The Position of ETRN Regarding the Fairness of the Transactions	9
Analysis Provided by the Financial Advisors to ETRN	11
Summary of Presentation of Management of ETRN to the Board of Directors of ETRN	21
Financial Projections	21
Transactions and Arrangements Concerning the EQGP Common Units	22
Conditions of the Limited Call Right	22
Certain Effects of the Unit Purchases and the Exercise of the Limited Call Right	22
Interests of Certain Persons in the Unit Purchases and the Exercise of the Limited Call Right	23
Certain Relationships Between ETRN and EQGP	25
Effects on EQGP if the Transactions are Not Consummated	26
Possible Actions by ETRN with Regard to EQGP if the Transactions are Not Completed	26
THE TRANSACTIONS	26
The Unit Purchase Agreements	26
Material United States Federal Income Tax Consequences	28
Price Range of EQGP Common Units; Distributions on EQGP Common Units	30
Possible Effects of the Transactions on the Market for EQGP Common Units; Stock Exchange Listing(s); Registration Under the Exchange Act; Margin Regulations	31
Appraisal Rights; “Going-Private” Rules	32
Certain Information Concerning EQGP	32
Certain Information Concerning ETRN	34
Source and Amount of Funds	35
Fees and Expenses	36
Miscellaneous	36

i

SUMMARY TERM SHEET

The following summary highlights and provides an overview of the transactions discussed in this Disclosure Statement and may not present all the information that is important to you. The summary also contains cross-references to the more detailed discussions elsewhere in the Disclosure Statement. You should carefully read this entire Disclosure Statement, the Rule 13e-3 Transaction Statement of which it forms a part and the other exhibits to the Rule 13e-3 Transaction Statement.

Who are the parties to the Unit Purchase Agreements?

Equitrans Midstream Corporation

ETRN is acquiring the EQGP Common Units pursuant to the Unit Purchase Agreements. ETRN was formed on May 11, 2018 as a wholly-owned subsidiary of EQT Corporation, a Pennsylvania corporation (EQT), to hold the assets, liabilities and results of operations of EQT’s separately-operated natural gas gathering, transmission and storage and water services of EQT (collectively, the Midstream Business). On February 21, 2018, EQT announced plans to separate (the Separation) the Midstream Business from its natural gas, oil and natural gas liquid development, production and sales and commercial operations (collectively, the Upstream Business). On November 12, 2018, the Separation was effected through a series of transactions that culminated in the contribution of the Midstream Business to ETRN and the distribution of 80.1% of the shares in ETRN to existing EQT shareholders (the Distribution). Following the Distribution, EQT retained a 19.9% ownership interest in ETRN. In addition, as a result of the Distribution ETRN holds investments in the entities conducting the Midstream Business, including (i) an approximate 91.3% limited partner interest and the entire non-economic general partner interest in EQGP, which holds (a) an approximate 17.9% limited partner interest in EQM Midstream Partners, LP, a Delaware publicly traded limited partnership and indirect subsidiary of each of ETRN and EQGP (EQM), (b) an approximate 1.2% general partner interest in EQM, and (c) all the incentive distribution rights (IDRs) in EQM, and (ii) an approximate 12.7% limited partner interest in EQM. See Introduction and The Transactions—Certain Information Concerning ETRN for more information.

Funds managed by Neuberger Berman

Funds managed by Neuberger Berman are selling 5,200,000 EQGP Common Units pursuant to a Unit Purchase Agreement.

Funds managed by GSAM

Funds managed by GSAM are selling 1,865,020 EQGP Common Units pursuant to a Unit Purchase Agreement.

Funds managed by Cushing

Funds managed by Cushing are selling 920,130 EQGP Common Units pursuant to a Unit Purchase Agreement.

Funds managed by Kayne Anderson

Funds managed by Kayne Anderson are selling 1,363,974 EQGP Common Units pursuant to a Unit Purchase Agreement.

Zimmer

Zimmer is selling 3,414,168 EQGP Common Units pursuant to a Unit Purchase Agreement.

Why is ETRN acquiring the EQGP Common Units?

As of the date of this Disclosure Statement, ETRN and its affiliates beneficially own 276,008,766 EQGP Common Units, representing an approximate 91.3% limited partner interest in EQGP, and the entire non-economic general partner interest in EQGP. ETRN is acquiring the EQGP Common Units in the Unit Purchases for the purpose of obtaining a sufficient number of EQGP Common Units to permit it to exercise the Limited Call Right. ETRN desires to exercise the Limited Call Right in order to take EQGP private and to simplify ETRN’s corporate structure. See

Purpose of and Reasons for the Transactions; Plans for EQGP After the Transactions; Consideration of Alternatives beginning on page 7 for more information.

What are the material terms of the Unit Purchase Agreements?

Number of EQGP Common Units; Purchase Price

Pursuant to the Unit Purchase Agreements, ETRN will acquire 12,763,292 EQGP Common Units for a purchase price of $20.00 per EQGP Common Unit, or approximately $255,262,840.00 million in the aggregate. If one or more of the Closings does not occur, the number of EQGP Common Units acquired and the aggregate purchase price paid by ETRN will be reduced by the amounts applicable to the Unit Purchase Agreements for which Closings do not occur. In addition, ETRN agreed to acquire any additional EQGP Common Units acquired by the Selling Unitholders after the date of the Unit Purchase Agreements, at the option of the Selling Unitholders, for the Purchase Price.

Closing

Each Closing is expected to occur at 9:00 a.m., Eastern Time, on December 31, 2018, unless ETRN delivers written notice to a Selling Unitholder no later than one calendar day prior to December 31, 2018 specifying a later date (which later date is no more than 30 days following December 31, 2018).

Conditions to Closing

Each Closing is subject to the condition that no governmental authority shall have enacted, issued, promulgated, enforced or entered into any law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the Unit Purchases. In addition, ETRN’s and the Selling Unitholders’ obligations under the Unit Purchase Agreements are subject to the satisfaction of customary conditions by the Selling Unitholders.

Representations and Warranties

The Unit Purchase Agreements contain customary representations and warranties of ETRN and the Selling Unitholders.

Indemnification

ETRN and each Selling Unitholder will indemnify each other from and against all losses, claims, damages, liabilities and expenses (including, without limitation, legal fees and expenses) incurred by the indemnified party to the extent arising from any breach of any representation or warranty of the indemnifying party contained in the applicable Unit Purchase Agreement or any breach by the indemnifying party, or failure by the indemnifying party to fulfill, any covenant in the applicable Unit Purchase Agreement.

Termination

Each Unit Purchase Agreement may only be terminated by mutual written consent of the parties.

The summaries of the Unit Purchase Agreements set forth above are qualified by reference to the full text of the Unit Purchase Agreements, which are filed as Exhibits (d)(8), (d)(9), (d)(10), (d)(11) and (d)(12) to the Transaction Statement on Schedule 13E-3. For more information, see The Transactions—The Unit Purchase Agreements.

Will ETRN have the financial resources to pay for all of the EQGP Common Units that it is acquiring pursuant to the Transactions?

Yes, ETRN will have sufficient financial resources available to it. ETRN estimates that the total amount of funds necessary to purchase all outstanding EQGP Common Units that ETRN and its affiliates do not already own pursuant to the Unit Purchase Agreements and the exercise of the Limited Call Right, and to pay fees and expenses in connection with the Unit Purchases and the exercise of the Limited Call Right, will be approximately $539.4 million. ETRN has entered into a commitment letter (the Debt Commitment Letter) with Goldman Sachs Bank USA, Guggenheim Securities, LLC and certain financing sources party thereto (Goldman Sachs Bank USA and such financing sources, the Commitment Parties) pursuant to which the Commitment Parties have committed to provide ETRN with a senior secured term loan B facility of up to an aggregate principal amount of $650 million (the Term Facility). The Term Facility will be available to ETRN to finance, among other things, the Unit Purchases, the exercise of the Limited Call

Right and the payment of associated fees and expenses, subject to customary conditions contained in the Debt Commitment Letter, including, without limitation, (1) the execution and delivery of definitive documentation, (2) the substantially concurrent consummation of the Unit Purchases and (3) since November 12, 2018, there not occurring a material adverse effect on the business, operations or financial condition of ETRN and its subsidiaries, taken as a whole. See The Transactions—Source and Amount of Funds for more information.

Is this the first step in a “going-private” transaction?

Yes, assuming that the Unit Purchases are consummated and ETRN and its affiliates own more than 95% of the outstanding EQGP Common Units after the Closings. As a result of the exercise of EQGP Services, LLC’s (the EQGP General Partner) Limited Call Right (which ETRN will exercise if it and its affiliates own more than 95% of the EQGP Common Units outstanding after the Closings), ETRN will purchase all of the remaining EQGP Common Units. As a result, following the exercise of the Limited Call Right, EQGP will cease to be a public company, registration of EQGP under the Exchange Act will be terminated, and the EQGP Common Units will cease to be listed on the New York Stock Exchange (NYSE). In addition, if the Closings occur but we do not exercise the Limited Call Right, the EQGP Common Units could become ineligible to continue trading on the NYSE or another national securities exchange, and the more limited number of holders of EQGP Common Units could result in a lower liquidity and trading volume in the EQGP Common Units. If ETRN does not exercise the Limited Call Right, then certain of the relationships described in Special Factors—Certain Relationships Between ETRN and EQGP may survive the consummation of the Unit Purchases and ETRN may take additional actions in the future to seek to acquire additional EQGP Common Units.

Are there any conditions to the exercise of the Limited Call Right?

Yes. Pursuant to Section 15.1(a) of the EQGP Partnership Agreement, if at any time the EQGP General Partner and its affiliates hold more than 95% of the total EQGP Common Units then outstanding, the EQGP General Partner will have the right, which right it may assign and transfer in whole or in part to ETRN or any other affiliate of the EQGP General Partner, exercisable at its option, to purchase all, but not less than all, of the EQGP Common Units then outstanding held by persons other than the EQGP General Partner and its affiliates, at a price equal to the greater of (i) the average of the daily closing price per EQGP Common Unit for the 20 consecutive trading days immediately prior to the date three business days prior to the date that the notice of exercise of the Limited Call Right is delivered pursuant to the EQGP Partnership Agreement and (ii) the highest price paid by the EQGP General Partner or any of its affiliates for any such EQGP Common Unit purchased during the 90-day period preceding the date that such notice is mailed, and upon the terms and subject to the conditions set forth in Section 15.1 of the EQGP Partnership Agreement.

As a result, in order to exercise the Limited Call Right, ETRN and its affiliates must collectively hold more than 95% of the total EQGP Common Units then outstanding following the completion of the Unit Purchases. Accordingly, ETRN will be able to exercise the Limited Call Right only if the Unit Purchases are consummated. If ETRN does not exercise the Limited Call Right, or if one or more Closings do not occur, then ETRN may take additional actions in the future to seek to acquire the EQGP Common Units that ETRN does not currently own.

For purposes of calculating the number of EQGP Common Units owned by ETRN and its affiliates, directors and officers of ETRN and EQGP are deemed not to be “affiliates.”

In addition, the exercise of the Limited Call Right is subject to the satisfaction of the conditions set forth in Special Factors—Conditions of the Limited Call Right beginning on page 22.

How long will it take to complete the Unit Purchases and the subsequent exercise of the Limited Call Right?

Pursuant to the Unit Purchase Agreements, each Closing is expected occur at 9:00 a.m., Eastern Time, on December 31, 2018, unless ETRN delivers written notice to a Selling Unitholder no later than one calendar day prior to December 31, 2018 specifying a later date (which later date is no more than 30 days following December 31, 2018). ETRN will exercise the Limited Call Right to allow ETRN to purchase all remaining outstanding EQGP Common Units promptly, but in any event not more than 90 days, after the Closings. Pursuant to the EQGP Partnership Agreement, ETRN or the EQGP General Partner must provide at least ten (and not more than 60) days’ notice of its exercise of the Limited Call Right prior to the purchase date.

Has ETRN negotiated, or sought the approval of, the terms of the Unit Purchases with EQGP?

No. The Unit Purchases are transactions between ETRN and third parties and do not require negotiations with, or approvals of, EQGP. Since the Unit Purchases involve direct negotiations with the Selling Unitholders and the Limited Call Right is a pre-existing contractual provision in the EQGP Partnership Agreement, EQGP has not retained an unaffiliated representative to act solely on behalf of unaffiliated holders of EQGP Common Units for purposes of negotiating the terms of the Transactions.

Are appraisal rights available in connection with the Limited Call Right?

Appraisal rights are not available in connection with the exercise of the Limited Call Right. Unlike the stock of a corporation, the Delaware law governing limited partnerships does not provide for appraisal rights unless such rights are contained in the partnership agreement. The EQGP Partnership Agreement does not provide for any rights to appraisal. See The Transactions—Appraisal Rights; “Going-Private” Rules beginning on page 32.

Does ETRN have any plans for EQGP after the consummation of the Unit Purchases and the exercise of the Limited Call Right?

Upon completion of the Unit Purchases and the exercise of the Limited Call Right, if available, ETRN intends to cause the EQGP Common Units to be delisted from the NYSE and deregistered under the Exchange Act. Once the registration of the EQGP Common Units under the Exchange Act has been terminated, EQGP will no longer be required to file periodic reports with the SEC. See The Transactions—Possible Effects of the Transactions on the Market for EQGP Common Units; Stock Exchange Listing(s); Registration Under the Exchange Act; Margin Regulations.

Concurrently with the filing of this Disclosure Statement, ETRN expects to make a proposal to the board of directors of EQM Midstream Services, LLC, the general partner of EQM (the EQM General Partner), conditioned upon completion of the Transactions, such that EQGP is a wholly-owned subsidiary of ETRN, pursuant to which a subsidiary of EQM will merge with and into EQGP, with EQGP surviving as a wholly-owned subsidiary of EQM. In the merger, (i) ETRN’s noneconomic general partner interest in EQGP will be converted into the noneconomic general partner interest in EQM, (ii) ETRN’s economic interests in EQGP will be converted into a combination of EQM Common Units and Payment-In-Kind units in EQM (EQM PIK Units) and (iii) the incentive distribution rights and economic general partner interest in EQM held by EQGP will be cancelled (together, the IDR Exchange Merger). The aggregate number of EQM Common Units and EQM PIK Units issued by EQM in the proposed IDR Exchange Merger would be 95 million.

ETRN presently expects that after the completion of the Transactions and pending completion of the IDR Exchange Merger, ETRN will retain ownership of its EQGP Common Units. Following the IDR Exchange Merger, EQGP will be a wholly-owned subsidiary of EQM. However, there can be no guarantee that the IDR Exchange Merger will occur in the manner described or at all, and if the IDR Exchange Merger does not occur, ETRN expects to operate EQGP as a going concern under its control and to review EQGP’s assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, may be advisable. ETRN expressly reserves the right to make any changes to its future plans that it deems necessary or appropriate in light of its review or future developments. See Special Factors—Purpose of and Reasons for the Transactions; Plans for EQGP After the Transactions; Consideration of Alternatives beginning on page 7 for more information.

Am I requested, required or entitled to make any decisions in connection with the Transactions?

Other than the Selling Unitholders, you are not requested, required or entitled to make any decisions in connection with the Transactions. If the Closings occur and ETRN exercises the Limited Call Right, ETRN will acquire all remaining outstanding EQGP Common Units through no action of the holders of those EQGP Common Units due to the fact that the Limited Call Right is a contractual provision contained in the EQGP Partnership Agreement that the holders of EQGP Common Units are deemed to accept.

What are the United States federal income tax consequences of having EQGP Common Units purchased as a result of the Limited Call Right?

In general, if you are a U.S. Holder (as defined in The Transactions—Material United States Federal Income Tax Consequences), the sale of EQGP Common Units for cash pursuant to the exercise of the Limited Call Right will be a taxable transaction in which you will recognize gain or loss for United States federal income tax purposes. You should consult your tax advisor about the tax consequences to you of the exercise of the Limited Call Right in light of your particular circumstances, including the consequences under applicable United States federal estate, gift and other non-income tax laws, and under any applicable state, local or foreign income or other tax laws. See The Transactions—Material United States Federal Income Tax Consequences beginning on page 28 for more information.

SPECIAL FACTORS

Background of the Transactions

In preparation for the consummation of the Separation (as defined in Special Factors—Transactions and Arrangements Concerning the EQGP Common Units), members of the management team and board of directors designated to serve as officers or directors of ETRN post-Separation received presentations from various investment banks regarding the effects of incentive distribution rights on the ability of master limited partnerships to raise capital, recent “simplifications” undertaken by a number of master limited partnerships and the market outlook for midstream energy companies generally. In its Statement on Schedule 13D filed on November 14, 2018, ETRN stated that it was evaluating a wide range of potential transactions and strategic alternatives, including one or more of a combination of EQGP and EQM or the modification or elimination of the IDRs, or similar transactions.

On November 13, 2018, representatives of ETRN’s management and several members of ETRN’s board of directors (the ETRN Board) met with representatives of Guggenheim Securities, LLC (Guggenheim) to discuss the advantages and disadvantages of a simplification with respect to one or both of EQGP and EQM, possible structuring approaches for a simplification and timing considerations. Over the course of the following weeks, representatives of ETRN’s management held a series of discussions with its advisors to further evaluate the corporate structure and analyze options for addressing the IDRs.

On November 16 and 17, 2018, representatives of ETRN’s management held discussions with representatives of Guggenheim, Goldman Sachs & Co. LLC (Goldman Sachs) and Baker Botts L.L.P., legal advisors to ETRN (Baker Botts), regarding preparation of materials and subject matter for the meeting of the ETRN Board scheduled for November 17, 2018.

On November 17, 2018, the ETRN Board held a special meeting, by teleconference, to discuss potential transactions that would simplify the corporate structure of ETRN, EQGP and EQM and address the IDRs. Representatives of ETRN’s management, Baker Botts, Guggenheim and Goldman Sachs were in attendance. One of the transactions discussed at the meeting involved the purchase by ETRN of EQGP Common Units not owned by ETRN and its affiliates pursuant to one or more of the following: (i) privately negotiated purchases of EQGP Common Units by ETRN, (ii) a tender offer for all outstanding EQGP Common Units not owned by ETRN and its affiliates, and (iii) the exercise of the Limited Call Right, followed by an exchange of the IDRs and general partner interest in EQM for (a) EQM Common Units and EQM PIK Units and (b) a non-economic general partner interest in EQM. The ETRN Board also discussed the possibility of a merger between EQGP and EQM.

On November 20, 2018, representatives of ETRN’s management held a meeting, by teleconference, to discuss mechanics and timing of a potential tender offer for all outstanding EQGP Common Units and other potential transactions with representatives of Baker Botts, Guggenheim and Goldman Sachs. Over the next several days, representatives of ETRN’s management held a series of discussions with its advisors regarding, among other things, alternatives for acquiring EQGP Common Units not owned by ETRN and its affiliates and the financing arrangements with respect to the proposed transaction.

On November 24, 2018, a special meeting of the ETRN Board was held, by teleconference, to consider whether to authorize management to commence a series of transactions intended to (i) acquire all outstanding EQGP Common Units not owned by ETRN and its affiliates and (ii) simplify the Midstream Business structure. Representatives of Guggenheim and Goldman Sachs made a presentation to the ETRN Board of, and key considerations for, certain simplification alternatives including (i) the purchase of all outstanding EQGP Common Units not owned by ETRN and its affiliates through one or more of (x) privately negotiated purchases of EQGP Common Units from certain unaffiliated unitholders through a wall-cross process, (y) the commencement of a tender offer and (z) the exercise of the Limited Call Right, and (ii) a merger between EQGP and EQM with either EQGP or EQM surviving. For more information on this presentation see Special Factors—Analysis Provided by the Financial Advisors to ETRN. Representatives of ETRN’s management then made a presentation to the ETRN Board considering the potential financial impacts of a tender offer by ETRN to acquire all outstanding EQGP Common Units not owned by ETRN and its affiliates, as compared to an alternative merger transaction through which EQM could acquire EQGP. Representatives of ETRN’s management then discussed the contemplated key terms of the Term Facility, which would be used to consummate the transactions discussed. For more information on this presentation see Special Factors— Summary of Presentation of Management of ETRN to the Board of Directors of ETRN. Representatives of ETRN’s management, Baker Botts, Guggenheim and Goldman Sachs were in attendance.

Representatives of ETRN’s management then presented the ETRN Board with proposed resolutions and requested that it consider and authorize ETRN to (i) proceed with a private wall-cross process to approach certain unaffiliated holders of EQGP Common Units, including the Selling Unitholders (each, a Wall-Cross Holder), and offer to purchase their EQGP Common Units, (ii) in the event that the private negotiations were not sufficient to result in ETRN’s and its affiliates’ ownership of more than 95% of the then outstanding EQGP Common Units, commence a tender offer to acquire all outstanding EQGP Common Units not owned by ETRN and its affiliates, (iii) in the event ETRN reaches the 95% threshold either privately or by tender offer, to exercise the Limited Call Right, (iv) deliver a non-binding proposal, subject to the consummation of the Limited Call Right, to the board of directors (the EQM Board) of the EQM General Partner, for an exchange, through a merger, of the IDRs and general partner interest in EQM for (a) EQM Common Units and EQM PIK Units and (b) a non-economic general partner interest in EQM, and (v) enter into the Term Facility in an amount not to exceed an aggregate principal amount of $650 million. The ETRN Board approved such resolutions.

On November 26, 2018, representatives of Guggenheim approached the Wall-Cross Holders on a no-names basis to determine whether they would have any interest in reviewing material non-public information in connection with a potential transaction. On November 26 and 27, 2018, certain of those Wall-Cross Holders, including the Selling Unitholders, agreed to receive information regarding a potential transaction on a confidential basis and, at that time, were informed that the transaction related to ETRN, EQGP and EQM.

On November 28, 2018, certain members of management of ETRN met with the Wall-Cross Holders to discuss the terms of the proposed transaction. Following such discussions, ETRN and the Wall-Cross Holders agreed in principle to the unit purchase transactions at an initial purchase price of $19.75 per EQGP Common Unit, and began to negotiate the Unit Purchase Agreements.

On November 29, 2018, following further discussions with the Wall-Cross Holders regarding the proposed terms of the unit purchase transactions, the logistics of closing the Unit Purchases, and the minimum number of EQGP Common Units to be sold pursuant to the Unit Purchase Agreements by each Wall-Cross Holder, ETRN and certain of the Wall-Cross Holders negotiated the final Purchase Price of $20.00 per EQGP Common Unit. Thereafter, ETRN and the Selling Unitholders executed the Unit Purchase Agreements. On November 30, 2018, ETRN issued a press release announcing the Unit Purchases as well as ETRN’s intention to exercise the Limited Call Right and pursue the IDR Exchange Merger Proposal.

Purpose of and Reasons for the Transactions; Plans for EQGP After the Transactions; Consideration of Alternatives

As described above, the Transactions constitute a “going-private” transaction. A number of developments, opportunities and potential outcomes were considered in ETRN’s decision to undertake the Transactions at the present time, including the following material reasons:

•                  the ETRN Board’s familiarity with the business, operations, properties, assets, financial condition, business strategy, and prospects of ETRN, EQGP and EQM, the nature of the midstream natural gas industry and the energy industry in general, industry trends, the regulatory and legislative environment relevant to the industry in which ETRN, EQGP and EQM operate, global and national economic and market conditions, the evolving market for master limited partnerships, and the ability of master limited partnerships to access the debt and equity capital markets, both on a historical and on a prospective basis;

•                  the small public float and relative illiquidity of EQGP Common Units;

•                  the slower growth profile of EQM given current energy market conditions and the Separation from EQT, which historically has been a source of acquisitions of midstream assets for EQM;

•                  the fact that the majority of EQGP’s cash flows are from the IDRs, which ETRN is seeking to eliminate to improve EQM’s cost of capital and competitiveness in the midstream industry, among other things;

•                  lack of a meaningful set of comparable publicly traded pure-play general partner peers with IDRs stemming from the recent wave of simplification transactions in the industry;

•                  investors’ desire for simpler corporate structures with fewer conflicts of interest;

•                  the ability to realize cost savings through the elimination of a public company, which management estimates to be approximately $3 million per year;

•                  the historical trading price of EQGP Common Units, including the fact that the Purchase Price of $20.00 per EQGP Common Unit represents a premium of approximately 17.5% based upon the closing price of the EQGP Common Units of $17.02 on November 29, 2018, the last trading day before announcement of the Unit Purchase Agreements;

•                  the oral presentation of management of ETRN, delivered on November 24, 2018, as more fully described below in Special Factors—Summary of Presentation of Management of ETRN to the Board of Directors of ETRN;

•                  the presentation of Guggenheim and Goldman Sachs, delivered on November 24, 2018, as more fully described below in Special Factors—Analysis Provided by the Financial Advisors to ETRN; and

•                  that the consideration to be received by the holders of EQGP Common Units in the Transactions will consist of cash, which permits holders of EQGP Common Units the flexibility to reinvest the proceeds as they see fit, including in ETRN common stock or EQM Common Units if they wish to maintain a continuing equity interest in the combined company.

The ETRN Board was aware of and considered the interests that certain executive officers and directors of ETRN may have with respect to the Limited Call Right in addition to their interests as unitholders, as described in Special Factors—Interests of Certain Persons in the Exercise of the Limited Call Right beginning on page 23.

The foregoing discussion summarizes the material factors considered by the ETRN Board in its consideration of the Unit Purchases and, if available, the subsequent exercise of the Limited Call Right. In view of the wide variety of factors considered by the ETRN Board, the amount of information considered and the complexity of these matters, the ETRN Board did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the ETRN Board may have given different weights to different factors. The ETRN Board considered these factors as a whole, and in their totality considered them to be favorable to, and support, its determination to authorize the Transactions.

Concurrently with the execution of the Unit Purchase Agreements, ETRN made a non-binding proposal to the EQM Board that, conditioned on the completion of the Transactions such that EQGP is a wholly-owned subsidiary of ETRN, a subsidiary of EQM will merge with and into EQGP, with EQGP surviving as a wholly-owned subsidiary of EQM. In the IDR Exchange Merger, (i) ETRN’s noneconomic general partner interest in EQGP will be converted into the noneconomic general partner interest in EQM, (ii) ETRN’s economic interests in EQGP will be converted into a combination of EQM Common Units and EQM PIK Units and (iii) the incentive distribution rights and economic general partner interest in EQM held by EQGP will be cancelled. The aggregate number of EQM Common Units and EQM PIK Units issued by EQM in the proposed IDR Exchange Merger would be 95 million.

Having come to a determination to pursue the acquisition of the publicly held EQGP Common Units, ETRN considered alternative transaction structures and determined to, as a first step, pursue a private wall-cross process to privately purchase EQGP Common Units from unaffiliated holders. Representatives of Guggenheim approached six Wall-Cross Holders on a confidential basis and five of such Wall-Cross Holders elected to move forward with the potential opportunity, after which they were informed of the proposed terms of the Transactions and the identity of EQGP, as the subject issuer.

As a result of the interest in the proposed transaction by the Selling Unitholders, ETRN elected to execute the Unit Purchase Agreements followed by an exercise of the Limited Call Right. In choosing this structure, ETRN considered, among other things, the following:

•                  the Unit Purchase Agreements provided greater certainty that ETRN and its affiliates will own more than 95% of the outstanding EQGP Common Units after the Closings than a tender offer would provide, leading to greater certainty that ETRN will be able to exercise the Limited Call Right;

•                  the unaffiliated unitholders of EQGP would likely receive the consideration in payment for their EQGP Common Units sooner in the Unit Purchases and subsequent exercise of the Limited Call Right than under a merger structure; and

•                  no approval of the board of directors of EQGP Services, LLC, the general partner of EQGP (the EQGP Board), is required as the Unit Purchase Agreements are with the Selling Unitholders directly and the Limited Call Right is a pre-existing contractual provision in the EQGP Partnership Agreement.

Except as otherwise described in this Disclosure Statement, ETRN has no current plans or proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving EQGP; (ii) any purchase, sale or transfer of a material amount of assets of EQGP; (iii) any material change in the present distribution rate or distribution policy of EQGP; (iv) any change in the management of EQGP or any change in any material term of the employment contract of any executive officer; or (v) any other material change in the business of EQGP.

ETRN presently expects that after the completion of the Transactions and pending completion of the IDR Exchange Merger, ETRN will retain ownership of its EQGP Common Units. Following the IDR Exchange Merger, EQGP will be a wholly-owned subsidiary of EQM. However, there can be no guarantee that the IDR Exchange Merger will occur, and if the IDR Exchange Merger does not occur, ETRN expects to operate EQGP as a going concern under its control and to review EQGP’s assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, may be advisable. ETRN expressly reserves the right to make any changes to its future plans that it deems necessary or appropriate in light of its review or future developments.

Upon completion of the Unit Purchases and the exercise of the Limited Call Right, if available, ETRN intends to cause the EQGP Common Units to be delisted from the NYSE and deregistered under the Exchange Act. Once the registration of the EQGP Common Units under the Exchange Act has been terminated, EQGP will no longer be required to file periodic reports with the SEC. See The Transactions—Possible Effects of the Transactions on the Market for EQGP Common Units; Stock Exchange Listing(s); Registration Under the Exchange Act; Margin Regulations.

The Position of ETRN Regarding the Fairness of the Transactions

The rules of the SEC require ETRN to express its belief as to the fairness of the Transactions to holders of EQGP Common Units who are not affiliated with ETRN. For purposes of this section, the directors and officers of ETRN shall be deemed affiliates of ETRN. ETRN has concluded that the Transactions are both financially and procedurally fair to holders of EQGP Common Units that are not affiliates of ETRN (whether those holders of EQGP Common Units are the Selling Unitholders or will remain holders of EQGP Common Units until the Limited Call Right is exercised promptly following the Unit Purchases). ETRN based this conclusion on the following material factors:

•      the Purchase Price resulted from an arm’s length negotiation between ETRN and the Selling Unitholders;

•                  the Purchase Price represents a premium of approximately 17.5% over the closing price of EQGP Common Units on November 29, 2018, the last trading day prior to the public announcement by ETRN of the Transactions;

•                  assuming that the Closings occur, ETRN will exercise the Limited Call Right promptly, but in any event not more than 90 days, following the Closings, which will require that ETRN pay no less than the Purchase Price for EQGP Common Units to be purchased in the exercise of the Limited Call Right;

•                  the oral presentation of management of ETRN, delivered on November 24, 2018, as more fully described below in Special Factors—Summary of Presentation of Management of ETRN to the Board of Directors of ETRN and the presentation of Guggenheim and Goldman Sachs, delivered on November 24, 2018, as more fully described below in Special Factors—Analysis Provided by the Financial Advisors to ETRN;

•                  EQGP’s historical and current financial performance and results of operations, its prospects and long-term strategy, its competitive position in its industry, the outlook for the natural gas midstream industry generally and general economic and market conditions;

•                  the exercise of the Limited Call Right is pursuant to a pre-existing contractual provision in the EQGP Partnership Agreement;

•                  that the consideration to be paid in the Unit Purchases and, assuming it is exercised, the exercise of the Limited Call Right is all cash, which provides certainty of value to holders of EQGP Common Units and provides them with the ability to invest the proceeds as they see fit, including in ETRN common stock or EQM Common Units if they wish to maintain a continuing equity interest in the combined company; and

•                  neither the Unit Purchases nor the exercise of the Limited Call Right is subject to any financing condition.

ETRN also considered the following factors, each of which it considered negatively in its considerations concerning the fairness of the terms of the Unit Purchases and, assuming it is exercised, the exercise of the Limited Call Right:

•                  with respect to the Purchase Price, ETRN’s financial interest in acquiring the EQGP Common Units for a lower price is adverse to the financial interest of other holders of EQGP Common Units in selling their EQGP Common Units for a higher price;

•                  EQGP Common Units have in the past traded at higher levels than the Purchase Price. EQGP Common Units reached an all-time high trading price of $35.25 per EQGP Common Unit in the second quarter of 2015 and an all-time low trading price of $15.36 per EQGP Common Unit in the fourth quarter of 2018.  This trading price history suggests that certain holders of EQGP Common Units may have acquired their EQGP Common Units at prices higher than the current trading levels and at a higher price than the Purchase Price;

•                  ETRN has not requested or received any opinion as to the fairness of the Transactions, the terms of the Unit Purchases or the Purchase Price, from a financial point of view, to the unaffiliated holders of EQGP Common Units or any other person;

•                  any holder of EQGP Common Units who sells all its EQGP Common Units in the Unit Purchases or has its EQGP Common Units purchased in the exercise of the Limited Call Right will cease to participate in future earnings or growth, if any, of EQGP and will not benefit from increases, if any, in EQGP’s value; and

•                  as described in The Transactions—Material United States Federal Income Tax Consequences, the sale of EQGP Common Units pursuant to the exercise of the Limited Call Right will be a taxable transaction to holders of EQGP Common Units.

ETRN did not find it practicable to assign, nor did it assign, specific relative weights to the individual factors considered in reaching its conclusion as to fairness. While ETRN considered the trading history of the EQGP Common Units and noted that, at various times, this trading history reflected prices above the Purchase Price, ETRN concluded that these factors were not important in determining present value. In ETRN’s judgment, the historical trading prices for EQGP Common Units are not indicative of the value of the EQGP Common Units as of the date of this Disclosure Statement in light of EQGP’s current business operations and future prospects.

ETRN is not aware of any firm offers made by third parties to acquire EQGP during the past two years and did not solicit any such offers during the period that it has owned the EQGP General Partner. In any event, ETRN has no intention of selling the EQGP Common Units or any of the general partner interest in EQGP beneficially owned by it, and therefore did not consider the possibility that any such offers might be made in reaching its conclusion as to fairness.

ETRN’s consideration of the factors described above reflects its assessment of the fairness of the Purchase Price payable in the Unit Purchases and the exercise of the Limited Call Right to unaffiliated holders of EQGP Common Units in relation to the going concern value of EQGP on a stand-alone basis. ETRN did not consider the liquidation value of EQGP’s assets, and did not perform a liquidation analysis, because it considers EQGP to be a viable going concern. ETRN implicitly considered the value of EQGP in a sale as a going concern by taking into account EQGP’s current and anticipated business, financial condition, results and operations, prospects and other forward-looking matters. ETRN did not, however, explicitly calculate a stand-alone going concern value of EQGP because ETRN believes that going concern value is not an appropriate method of determining the value of the EQGP Common Units for purposes of the Transactions. In light of the fact that ETRN already has, and will continue to have, control of EQGP, and that ETRN remains unwilling to sell its EQGP Common Units, ETRN does not believe that it would be appropriate for the EQGP Common Units held by the unaffiliated holders to be valued on a basis that includes a control premium.

The foregoing discussion of the information and factors considered and weight given by ETRN is not intended to be exhaustive, but includes the material factors considered by ETRN.

Analysis Provided by the Financial Advisors to ETRN

ETRN separately retained each of Guggenheim Securities, LLC (Guggenheim Securities) and Goldman Sachs & Co. LLC (Goldman Sachs and together with Guggenheim Securities, the Financial Advisors) as financial advisors to ETRN in connection with its consideration of simplification transaction alternatives available to ETRN.  In this capacity, the Financial Advisors prepared and delivered the Financial Advisor Materials (as defined below) to the management of ETRN and the ETRN Board.  Although the Financial Advisors generally acted as financial advisors to ETRN, the Financial Advisors were not requested to provide, and they did not provide, to ETRN, EQGP, the holders of any class of securities, creditors or other constituencies of EQGP or ETRN, or any other person (i) any opinion as to the fairness, from a financial point of view or otherwise, of the Transactions, the terms of the Unit Purchases or the Purchase Price to ETRN, any unitholder of EQGP Common Units, or the holders of any other class of securities, creditors or other constituencies of ETRN or EQGP, (ii) any other valuation of ETRN or EQGP for the purpose of assessing the fairness of the Purchase Price to any such person or (iii) any advice as to the underlying decision by ETRN to engage in the Transactions, or as to any other matter. Because the Financial Advisors were not requested to, and did not, deliver a fairness opinion in connection with the Transactions, they did not follow and were not required to follow all of the procedures in preparing the Financial Advisor Materials that they would ordinarily follow in connection with delivering a fairness opinion. The Financial Advisor Materials were provided solely for the benefit of the members of the ETRN Board (in their capacities as such), and not on behalf of, nor do they convey rights or remedies upon, the holders of any class of securities, creditors or other constituencies of ETRN or EQGP or any other person other than the members of the ETRN Board (in their capacities as such) and should not be relied on as the basis for any other purpose or any investment decision.

On November 17, 2018, at a special telephonic meeting of the ETRN Board, at the invitation of the ETRN Board, representatives of the Financial Advisors discussed with the ETRN Board and the management of ETRN various considerations with respect to a simplification transaction involving one or both of EQGP and EQM, possible structuring approaches for a simplification transaction and related timing considerations, which included materials prepared solely by Guggenheim Securities (the November 17th Materials).  On November 24, 2018, at a special telephonic meeting of the ETRN Board, at the invitation of the ETRN Board, representatives of the Financial Advisors updated the analysis provided on November 17, 2018 as to possible simplification structuring approaches and related process and timing considerations (the November 24th Materials and together with the November 17th Materials, the Financial Advisor Materials).  The possible simplification structuring approaches discussed by the Financial Advisors in the Financial Advisor Materials included (i) the purchase by ETRN of all outstanding EQGP Common Units not owned by ETRN and its affiliates through one or more of (x) privately negotiated purchases of EQGP Common Units from certain unaffiliated unitholders through a wall-cross process, (y) the launch of a tender offer for EQGP Common Units and (z) the exercise of the Limited Call Right, and (ii) a merger between EQGP and EQM, with either EQGP or EQM surviving.

The full text of the Financial Advisor Materials, which sets forth assumptions made and matters considered in connection with the analysis, have been filed as Exhibits to the Schedule 13E-3 Transaction Statement of which this Disclosure Statement forms a part filed with the SEC in connection with the Transactions and are incorporated herein by reference.  The Financial Advisor Materials may be examined at, and copies may be obtained from, the SEC in the manner described under The Transactions—Certain Information Concerning EQGP—Available Information. The information in the Financial Advisor Materials is subject to the assumptions, limitations, qualifications and other conditions contained in such Financial Advisor Materials and is necessarily based on economic, capital markets and other conditions, and the information made available to the Financial Advisors, as of the date of such Financial Advisor Materials.  The Financial Advisor Materials were provided to the ETRN Board (in its capacity as such) solely for its information and assistance in connection with its consideration of simplification transaction alternatives available to ETRN.  The Financial Advisor Materials do not constitute a recommendation to the ETRN Board with respect to the Unit Purchases, or any other matter.  The Financial Advisor Materials do not constitute, and are not intended to represent, any view or opinion as to the fairness, from a financial point of view or otherwise, of the Transactions, any aspect, term or implication of the Units Purchases or the Purchase Price to ETRN, the unitholders of EQGP Common Units or to any other person.

In connection with the Financial Advisor Materials, the Financial Advisors reviewed, among other things, certain publicly available business and financial information concerning ETRN, EQGP and EQM and the industries in which they operate and certain non-public information regarding the business and prospects of ETRN, EQGP and EQM prepared by or at the direction of the management of ETRN, as approved for the Financial Advisors’ use by ETRN.  Neither the management of ETRN nor the ETRN Board gave any specific instructions nor imposed any limitations on the Financial Advisors with respect to the Financial Advisors’ preparation of the Financial Advisor Materials.

The Financial Advisors also held discussions with certain members of the management of ETRN regarding their assessment of the strategic and financial rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition, and future prospects of ETRN, EQGP and EQM; reviewed the reported price and trading activity for ETRN Common Stock, EQGP Common Units and EQM Common Units; reviewed certain precedent simplification transactions; and performed such other studies and analyses, and considered such other factors, as the Financial Advisors deemed appropriate.

In preparing the Financial Advisor Materials and providing the analysis set forth in the Financial Advisor Materials, the Financial Advisors, with ETRN’s consent, relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy, completeness and reasonableness of all industry, financial, legal, regulatory, tax, accounting and other information that was publicly available or obtained from data suppliers and other third parties or was furnished to or discussed with the Financial Advisors by ETRN or otherwise reviewed by or for the Financial Advisors. No representation or warranty, express or implied, was made by any Financial Advisor in relation to the accuracy or completeness of the information presented in the Financial Advisor Materials or their suitability for any particular purpose. The Financial Advisors (i) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of any financial projections, other estimates and other forward-looking information or the assumptions upon which they are based and (ii) relied upon the assurances of the management of ETRN that they were unaware of any facts or circumstances that would make such information (including, without limitation, any financial projections, other estimates and other forward-looking information) incomplete, inaccurate or misleading.  The Financial Advisors did not conduct and were not provided with any independent valuation or appraisal of any assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of ETRN, EQGP, EQM or any other company or business, nor did the Financial Advisors evaluate the solvency of ETRN, EQGP, EQM or any other company or business under any state or federal laws relating to bankruptcy, insolvency or similar matters or the ability of ETRN, EQGP, or EQM to pay their respective obligations when they come due. With respect to (i) the Guidance and any estimates or other forward-looking information provided by or discussed with ETRN, (a) the Financial Advisors were advised by the management of ETRN, and the Financial Advisors assumed, that such Guidance, estimates and other forward-looking information utilized in their analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of ETRN as to the expected future performance of ETRN and (b) the Financial Advisors assumed that such Guidance, estimates and other forward-looking information had been reviewed by the ETRN Board with the understanding that such information would be used and relied upon by the Financial Advisors in connection with the preparation of the Financial Advisor Materials and the performance of the analyses set forth therein, and (ii) any financial projections, other estimates and/or other forward-looking information obtained by the Financial Advisors from public sources, data suppliers and other third parties, the Financial Advisors assumed that such information was reasonable and reliable. The Financial Advisors expressed no view as to any of the foregoing analyses, projections or forecasts or the assumptions on which they were based, and the management of ETRN confirmed that the Financial Advisors could rely upon such analyses, projections, assumptions and forecasts when preparing the Financial Advisor Materials and in rendering the analysis set forth therein. The Financial Advisors are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and the Financial Advisor Materials should not be construed as constituting advice with respect to such matters; accordingly, the Financial Advisors relied on the assessments made by the management of ETRN and advisors to ETRN with respect to such issues. The matters considered by the Financial Advisors in their financial analyses and reflected in the Financial Advisor Materials were necessarily based on various assumptions, including assumptions concerning general business, economic and capital markets conditions and industry-specific and company-specific factors as in effect on, and information made available to the Financial Advisors as of, the respective dates of such materials. Many such conditions are beyond the control of ETRN, EQGP, EQM and the Financial Advisors. Accordingly, the analyses included in the Financial Advisor Materials are inherently subject to uncertainty, and neither of the Financial Advisors nor any other person assumes responsibility if future results are different from those forecasted. Furthermore, it should be understood that subsequent developments may affect the views expressed in the Financial Advisor Materials and that the Financial Advisors do not have any obligation to update, revise or reaffirm their financial analyses or the Financial Advisor Materials based on circumstances, developments or events occurring after the date of the Financial Advisor Materials.  With respect to the financial analyses performed by the Financial Advisors in connection with the Financial Advisors Materials:  (a) such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses; (b) none of the selected precedent transactions used in the premiums paid analysis and the comparable precedent transactions analysis described below, or the selected companies or partnerships involved in such transactions, is identical or directly comparable to the Transactions or to EQGP; however, such transactions were selected by the Financial Advisors, among other reasons, because they involved transactions, companies and partnerships which may be considered broadly similar, for purposes of the Financial Advisors’ financial analyses, to the Transactions, ETRN and EQGP based on the Financial Advisors’ familiarity with the midstream sector of the oil and gas industry in North America; (c) selected precedent premiums paid and comparable precedent transactions analyses are not mathematical, but rather, such analyses involve complex considerations and judgments concerning the differences in business, operating, financial and capital markets-related characteristics and other factors regarding the selected precedent transactions to which the Transactions was compared; and (d) such financial analyses do not purport to be appraisals or to reflect the prices at which shares or other securities or financial instruments of or relating to ETRN Common Stock, EQGP Common Units or EQM Common Units may trade or otherwise be transferable at any time.

The Financial Advisor Materials were not intended to provide the sole basis for ETRN’s evaluation of the Transactions, do not purport to contain all relevant information relating to EQGP, and do not constitute, and should not be viewed as, a recommendation with respect to any matter pertaining to the Transactions. The terms of the Transactions, including the Purchase Price and the terms of the Unit Purchases, were determined solely by the management of ETRN and the ETRN Board. The decision to delegate authority to the management of ETRN to commence the Unit Purchases and the Limited Call Right on behalf of ETRN was solely that of the ETRN Board and the decision of the management of ETRN to commence the Unit Purchases on behalf of ETRN was solely that of the management of ETRN. The Financial Advisor Materials, taken together, were only one of the many factors considered by the ETRN Board in its evaluation of the Transactions and should not be viewed as determinative of the views of the ETRN Board or the management of ETRN with respect to the Transactions, the terms of the Unit Purchases or the Purchase Price. The Financial Advisor Materials did not address the relative merits of the Transactions or any other transactions contemplated in connection with the Transactions compared to other business strategies or transactions that may have been considered by the ETRN Board.

The following is a summary of certain of the material financial analyses contained in the November 24th Materials, which is qualified in its entirety by the full text of the November 24th Materials. The following summary does not, however, purport to be a complete description of the financial analyses or data presented by the Financial Advisors, nor does the order of analyses described represent relative importance or weight given to those analyses by the Financial Advisors. The November 24th Materials were supplemented by the Financial Advisors’ oral discussion, the nature and substance of which is summarized herein. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by the Financial Advisors, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the Financial Advisors’ analyses.

Financial Advisors’ Analyses

The Financial Advisors performed the following financial analyses: (i) a premiums paid analysis  and (ii) a selected comparable precedent transactions analysis.

Premiums Paid Analysis

The Financial Advisors, using publicly available information, performed a premiums paid analysis of EQGP based on (i) the premium paid relative to the closing price on the day before announcement of the commencement of selected all-cash tender offer simplification transactions involving master limited partnerships (MLP) and (ii) the premium paid relative to the target’s closing price on the day before the announcement of the commencement of selected  all-cash minority squeeze-outs structured as tender offers for U.S. targets over the last ten years. The Financial Advisors then applied illustrative premiums to EQGP’s recent trading price to arrive at a range of implied illustrative reference purchase prices for EQGP Common Units and resulting IDR multiples.

The selected all-cash tender offer simplification transactions involving MLPs that the Financial Advisors deemed to have similar characteristics to those of the Transactions and EQGP for the purposes of their analysis were the following:

Announced Date	Acquiror	Target
June 4, 2018	OCI N.V.	OCI Partners LP
June 2, 2017	World Point Terminals, Inc.	World Point Terminals, LP
May 18, 2017	Energy Transfer Partners, L.P.	PennTex Midstream Partners, LP

The Financial Advisors also reviewed a range of illustrative prices per EQGP Common Unit of $16.00 to $22.00, and the premium implied by such prices relative to the closing price of EQGP Common Units on November 23, 2018.  The following table presents the results of such analysis:

Illustrative EQGP Common Unit Price	$16.00	$18.00	$19.00	$20.00	$21.00	$22.00
Implied EQGP Premium	0.00%	12.5%	18.8%	25.0%	31.3%	37.5%

Selected Comparable Precedent Transactions Analysis

The Financial Advisors reviewed and compared implied data for the following selected transactions, which have occurred since July 2015, involving target assets, companies or partnerships that the Financial Advisors deemed to have similar characteristics to either EQGP’s assets, including the IDRs in EQM, or to EQGP:

Announced Date	Acquiror	Target / Seller
October 9, 2018	Antero Midstream GP LP	Antero Midstream Partners LP
April 26, 2018	EQT GP Holdings LP	Rice Midstream Partners LP
February 8, 2018	NuStar Energy L.P.	NuStar GP Holdings, LLC
January 22, 2018	Spectra Energy Partners, LP	Enbridge Inc.
December 15, 2017	MPLX LP	Marathon Petroleum Corp.
October 19, 2017	Holly Energy Partners, LP	Holly Frontier Corporation
August 14, 2017	Andeavor Logistics LP	Andeavor
January 9, 2017	Williams Partners	Williams Companies
July 11, 2016	Plains All American Pipeline LP	Plains GP Holdings
July 15, 2015	Energy Transfer Equity, L.P.	Sunoco LP

None of the selected transactions or the selected companies or partnerships that were involved in the selected transactions was directly comparable to the Transactions or to EQGP. An analysis of the results, therefore, requires complex considerations and judgments regarding the financial and operating characteristics of EQGP and the assets, companies or partnerships involved in the selected comparable precedent transactions analysis, as well as other factors that could affect their transaction values.

Based on information in public filings relating to the applicable transaction, the Financial Advisors calculated and analyzed the ratios of the implied value of the general partner of the MLP (Implied GP Value) in the precedent transactions (calculated as transaction value less the market value of the limited partner units, subordinated units and other assets held by the entity being acquired) to estimated earnings before interest, taxes, depreciation and amortization in respect of the general partner of and the incentive distribution rights in the MLP (GP IDR EBITDA) for each of the first two fiscal years following announcement of the transaction. Multiples for the selected transactions were based on publicly available information.

The foregoing calculations produced the following mean and median Implied GP Value / GP IDR EBITDA results with respect to each of the first two fiscal years following announcement of the transaction:

	First Fiscal Year Following Announcement	Second Fiscal Year Following Announcement
Mean	15.6x	12.5x
Median	15.7x	12.4x

The Financial Advisors then calculated  a range of Implied GP Value/GP IDR EBITDA for EQGP for each of the fiscal years 2019 and 2020 using a range of prices per EQGP Common

Unit of $16.00 to $22.00.  The results of these calculations produced the following range of Implied GP Value/GP IDR EBITDA for EQGP:

	2019	2020
Low	11.5x	10.1x
High	17.0x	15.0x

Miscellaneous

As described above, the Financial Advisors were not asked to, and did not, render any opinion relating to the fairness of the Transactions, the terms of the Unit Purchases, the Limited Call Right or the Purchase Price. The Financial Advisor Materials were one of many factors taken into consideration by the ETRN Board and the management of ETRN in deciding to commence the Transactions.

The Financial Advisors believe that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of their analyses as a whole, could create an incomplete view of the processes underlying the analyses. As a result, any potential indications of valuation resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of the Financial Advisors with respect to the actual value of EQGP Common Units or any other person or security. The order of analyses described does not represent the relative importance or weight given to those analyses by the Financial Advisors. In preparing the Financial Advisor Materials, the Financial Advisors did not attribute any particular weight to any analyses or factors considered and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support the analysis set forth in the Financial Advisor Materials. Rather, the Financial Advisors considered the totality of the factors and analyses performed in preparing the Financial Advisor Materials.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by the Financial Advisors are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, the Financial Advisors’ analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected transactions reviewed as described in the above summary is identical to the Transactions and no company used in the above analyses as a comparison is directly comparable to ETRN, EQGP, or EQM.  However, the transactions were chosen because they involve transactions that, for purposes of the Financial Advisors’ analysis, may be considered similar to the Transactions. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to EQGP.

The Financial Advisors did not recommend any specific Purchase Price to the ETRN Board or that any specific amount constituted the only appropriate Purchase Price for the Transactions.

Aside from its current engagement by ETRN, Guggenheim Securities has not been previously engaged during the two years preceding November 14, 2018, the date of the earliest Financial Advisor Materials, by ETRN or EQGP to provide financial advisory or investment banking services for which Guggenheim Securities received fees. Guggenheim Securities may seek to provide ETRN, EQGP, EQM and their respective affiliates with financial advisory and investment banking services unrelated to the Transactions in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to ETRN, EQGP, EQM, other participants in the Transactions and their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to ETRN, EQGP, EQM, other participants in the Transaction and their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in ETRN, EQGP, EQM, other participants in the Transactions and their respective affiliates.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to ETRN, EQGP, EQM, other participants in the Transactions and their respective affiliates and the Transactions and the Units Purchases that differ from the views of Guggenheim Securities’ investment banking personnel.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests, or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of  ETRN, EQGP, EQM and any of their respective affiliates and third parties, including affiliates of the holders of EQGP Common Units or EQM Common Units and EQT, or any currency or commodity that may be involved in the Transactions for the accounts of Goldman Sachs and its affiliates and employees and their customers.

Goldman Sachs has provided certain financial advisory and/or underwriting services to ETRN and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation.  In addition, at ETRN’s request, (a) affiliates of Goldman Sachs have entered into financing commitments and agreements to provide ETRN and/or one or more of its subsidiaries with financing in connection with the consummation of the Transactions, subject to the terms of such commitments and agreements and pursuant to which one or more affiliates of Goldman Sachs expects to receive compensation and (b) an affiliate of Goldman Sachs may enter into foreign exchange swaps, which are contingent on the consummation of the Transactions, to provide ETRN with a hedge against certain foreign exchange risks in connection with financing arrangements for the Transactions subject to the terms of the confirmations for such swaps, and pursuant to which such affiliate of Goldman Sachs will act as counterparty as principal for its own account. Goldman Sachs has also provided certain financial advisory and/or underwriting services to EQT and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation.  Goldman Sachs acted as financial advisor to ETRN in connection with the Transactions.  Goldman Sachs may also in the future provide financial advisor and/or underwriting services to ETRN, EQGP, EQM, or EQT and any of their respective affiliates and third parties, including affiliates of the holders of EQGP Common Units or EQM Common Units, for which the Investment Banking Division of Goldman Sachs may receive compensation.

ETRN selected Guggenheim Securities as one of its financial advisors because of Guggenheim Securities’ familiarity with ETRN, EQGP and their respective businesses, and because of Guggenheim Securities’ reputation as an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the midstream sector of the oil and gas industry.  Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

Pursuant to an engagement letter dated as of November 25, 2018 (the Guggenheim Securities Engagement Letter), Guggenheim Securities will receive a fee for financial advisory services rendered in connection with the Transactions and related simplification transactions, half of which shall be paid upon the consummation of the Transactions and the other half of which shall be paid upon the consummation of the IDR Exchange Merger. In the event the Transactions are not consummated, the full amount shall be paid upon the completion of a simplification transaction involving the ETRN corporate structure. In addition, pursuant to the Guggenheim Securities Engagement Letter, Guggenheim Securities receives an additional quarterly retainer fee for strategic advisory services provided to ETRN during the term of the Guggenheim Securities Engagement Letter.  In addition, ETRN has agreed to reimburse Guggenheim Securities for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel and will indemnify Guggenheim Securities against certain liabilities arising out of the engagement described herein. ETRN also has granted Guggenheim

Securities the right to provide certain investment banking and other services to ETRN in the future, on customary terms and conditions.

The ETRN Board selected Goldman Sachs as one of its financial advisors because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions. Pursuant to a letter agreement, dated November 26, 2018, ETRN engaged Goldman Sachs to act as its financial advisor in connection with its consideration of simplification transaction alternatives available to ETRN. The engagement letter between ETRN and Goldman Sachs provides for a transaction fee, all of which will become payable at the consummation of the Transactions. In addition, ETRN has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Summary of Presentation of Management of ETRN to the Board of Directors of ETRN

On November 24, 2018, management of ETRN made a presentation to the ETRN Board regarding the potential financial impacts of private purchases or a tender offer by ETRN to acquire all issued and outstanding EQGP Common Units not owned by ETRN and its affiliates, as compared to an alternative transaction by merger through which EQM could acquire EQGP.  In this presentation, management compared the two possible approaches and anticipated pro forma impacts of each transaction, including ETRN’s resulting ownership in EQM, impact on distributable cash flow per unit, cash distribution, coverage ratios of EQM under each scenario, and net consolidated leverage (including leverage associated with EQM’s proportionate ownership share of Mountain Valley Pipeline, LLC (MVP), which is constructing the Mountain Valley Pipeline, a 300-mile natural gas interstate pipeline spanning from northern West Virginia to southern Virginia). Management of ETRN and the ETRN Board discussed the possibility and potential benefits of pursuing private purchases of EQGP Common Units from certain Wall-Cross Holders prior to commencing a tender offer. Additionally, management of ETRN also discussed the contemplated key terms and anticipated timing of the Term Facility.

Financial Projections

The ETRN Board has not considered any non-public financial projections in evaluating the Unit Purchases and the exercise of the Limited Call Right. As part of EQT’s ordinary course preparations for its quarterly earnings release for the third quarter ended September 30, 2018, EQT’s management prepared and publicly announced certain financial results for such quarter on October 25, 2018, which included guidance for EQM for the full-year 2018 (the EQM 2018 Guidance) and growth projections for the years 2019 through 2021 (the Growth Projections, and together with the EQM 2018 Guidance, the Guidance). ETRN has included a summary of the Guidance in this Disclosure Statement because EQGP derives all of its income from cash distributions made by EQM.

The Guidance, which does not reflect the proposed transactions, does not purport to present the operations or financial condition in accordance with accounting principles generally accepted in the United States, and Ernst & Young LLP, EQGP’s and EQM’s independent auditors, have not examined, compiled nor performed any procedures with respect to the Guidance and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto nor assume any responsibility for them.

The Guidance contained the following EQM 2018 Guidance:

2018
Net Income ($MM)	$930—$950
Adjusted EBITDA ($MM)	$990—$1,010
Distributable Cash Flow ($MM)	$810—$830

The Guidance also contained the following Growth Projections:

	2019	2020	2021
EQM Net Income ($B)	$1.0	$1.1	$1.2
EQM Adjusted EBITDA ($B)	$1.3	$1.7	$1.8
Expansion Capex + MVP capital contributions ($B)	$2.0	$0.7	$0.5

These projections and forecasts are forward-looking statements and were based on current expectations and assumptions about future events.  While ETRN considers these expectations and assumptions reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond EQGP’s and EQM’s control. Accordingly, there can be no assurance that the assumptions made in preparing the Guidance will prove accurate or that the results contemplated will be realized.  It is to be expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the Guidance described above.  The Guidance also involves risks and uncertainties that could cause actual outcomes and results to differ materially from such expectations. For a discussion of risks and uncertainties that may be relevant, unitholders should refer to EQGP’s filings with the SEC, including EQGP’s Form 10-K for the fiscal year ended December 31, 2017, and the Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018.  The inclusion herein of a summary of the Guidance should not be regarded as an indication that ETRN considers such data to be a reliable prediction of future events.  Neither ETRN nor any of its affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of EQGP or ETRN compared to the information contained in the Guidance, and to ETRN’s knowledge, none of them intends to update or otherwise revise the Guidance to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Guidance are shown to be in error.

Transactions and Arrangements Concerning the EQGP Common Units

Except as described in this Disclosure Statement, including Schedule B to this Disclosure Statement, neither ETRN nor, to the best of its knowledge, any of the persons listed on Schedule A to this Disclosure Statement, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any EQGP Common Units, has engaged in any transactions in EQGP Common Units in the past 60 days or is a party to any agreement, arrangement or understanding with any other person with respect to EQGP Common Units or any other securities of EQGP (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loans or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

On February 21, 2018, EQT announced plans to separate (the Separation) its natural gas gathering, transmission and storage and water services (collectively, the Midstream Business) from its natural gas, oil and natural gas liquid development, production and sales and commercial operations (collectively, the Upstream Business). On November 12, 2018 (the Separation Effective Date), the Separation was effected through a series of transactions that culminated in the contribution of the Midstream Business to ETRN and the distribution of 80.1% of the shares in ETRN to existing EQT shareholders. Following the Distribution, EQT retained a 19.9% ownership interest in ETRN. In addition, as a result of the Distribution, ETRN holds investments in the entities conducting the Midstream Business, including (i) an approximate 91.3% limited partner interest and the entire non-economic general partner interest in EQGP, which holds (a) an approximate 17.9% limited partner interest in EQM, (b) an approximate 1.2% general partner interest in EQM, and (ii) all the IDRs in EQM, and (iii) an approximate 12.7% limited partner interest in EQM. As of the date of this Disclosure Statement, ETRN and its affiliates own 276,008,766 EQGP Common Units, representing an approximate 91.3% limited partner interest, and the entire non-economic general partner interest in EQGP.

Conditions of the Limited Call Right

ETRN cannot cause the EQGP General Partner to exercise its Limited Call Right unless:

•                  no law, temporary restraining order, preliminary or permanent injunction, judgement or ruling enacted, promulgated, issued or entered by any governmental authority will be in effect that enjoins, restrains, prevents or prohibits the exercise of the Limited Call Right or makes its exercise illegal; and

•                  sufficient Closings occur such that ETRN and its affiliates own more than 95% of the outstanding EQGP Common Units.

Certain Effects of the Unit Purchases and the Exercise of the Limited Call Right

The purchase of EQGP Common Units pursuant to the Unit Purchases will reduce the number of EQGP Common Units that might otherwise trade publicly and may reduce the number of holders of EQGP Common Units, which could adversely affect the liquidity and market value of the remaining EQGP Common Units held by the public.

If the Unit Purchases are completed and ETRN and its affiliates own more than 95% of the then outstanding EQGP Common Units, ETRN will, or will cause the EQGP General Partner or one of their affiliates to, exercise the Limited Call Right, resulting in ETRN purchasing all of the remaining EQGP Common Units. Assuming that ETRN and its affiliates own more than 95% of the then outstanding EQGP Common Units after the Unit Purchases are completed, ETRN is committing to exercise the Limited Call Right promptly, but in any event not more than 90 days, following the Closings. After the consummation of the exercise of the Limited Call Right, EQGP will be a wholly-owned subsidiary of ETRN.

As a result of the Unit Purchases, ETRN’s interest in EQGP’s net book value attributable to common (limited partner) unitholders and net income or loss attributable to limited partners will increase to the extent of the number of EQGP Common Units that it acquires. For example, according to the Quarterly Report on Form 10-Q filed by EQGP with the SEC for the quarterly period ended September 30, 2018, EQGP’s net book value attributable to common unitholders as of September 30, 2018 was approximately $300.0 million, and for the nine months then ended it had net income attributable to limited partners of approximately $267.7 million. Assuming ETRN owned 91.3% of the EQGP Common Units throughout 2017, ETRN’s interest in EQGP’s net book value attributable to common unitholders and net income attributable to limited partners would have been approximately $273.9 million and $244.4 million, respectively. Following consummation of the exercise of the Limited Call Right, ETRN’s interest in those items will increase to 100%, and ETRN will be entitled to all other benefits resulting from its 100% ownership of the limited partnership interests of EQGP, including all income generated by EQGP’s operations that is attributed to limited partners and any future increase in EQGP’s value attributed to common unitholders. Similarly, ETRN will bear all of the risk of losses generated by EQGP’s operations and any decrease in the value of EQGP after the Unit Purchases and the exercise of the Limited Call Right. Upon consummation of the exercise of the Limited Call Right, EQGP will become a privately-held limited partnership. Accordingly, former holders of EQGP Common Units will not have the opportunity to participate in the earnings and growth of EQGP after Unit Purchases and the exercise of the Limited Call Right. Similarly, former holders of EQGP Common Units will not face the risk of losses generated by EQGP’s operations or decline in the value of EQGP after the Unit Purchases and the consummation of the exercise of the Limited Call Right. If the Limited Call Right cannot be exercised after the Unit Purchases are completed, then the EQGP Common Units not purchased pursuant to the Unit Purchases will remain outstanding and the holders of these EQGP Common Units will continue to participate in the earnings and growth of EQGP and will be subject to potential losses generated by EQGP’s future operations or a decline in the trading price of the EQGP Common Units.

EQGP Common Units are currently registered under the Exchange Act and are listed on the NYSE under the symbol “EQGP.” Upon consummation of the exercise of the Limited Call Right, EQGP will become a privately-held limited partnership, there will be no public market for EQGP Common Units, EQGP Common Units will cease to be listed on the NYSE and price quotations with respect to the EQGP Common Units will no longer be available. In addition, after the consummation of the exercise of the Limited Call Right or, depending on the consummation of the Unit Purchases, after the Unit Purchases, registration of EQGP Common Units under the Exchange Act will be terminated, and EQGP will no longer be required to file periodic reports with the SEC. The termination of registration of EQGP Common Units under the Exchange Act would substantially reduce the information required to be furnished by EQGP to holders of EQGP Common Units and to the SEC and would make certain provisions of the Exchange Act, such as the reporting requirements of Section 13 of the Exchange Act, the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with unitholders’ meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to EQGP. In addition, “affiliates” of EQGP and persons holding “restricted securities” of EQGP may be deprived of the ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended.

Interests of Certain Persons in the Unit Purchases and the Exercise of the Limited Call Right

In considering the fairness of the consideration to be received in the Unit Purchases and the exercise of the Limited Call Right, unitholders should be aware that ETRN and certain officers and directors of the EQGP General Partner have interests in the Unit Purchases and the exercise of the Limited Call Right which may present them with certain actual or potential conflicts of interest.

Financial Interests. ETRN’s interests and the interests of ETRN’s corporate affiliates in respect of the Unit Purchases and the exercise of the Limited Call Right are different from yours because ETRN has an interest in acquiring the EQGP Common Units as inexpensively as possible and you have an interest in selling your EQGP Common Units for the highest possible price. The interests of ETRN’s directors and other affiliates in the Unit Purchases and the exercise of the Limited Call Right may be the same as or different from your interests. For example, while in general the interests of ETRN’s and ETRN’s affiliates’ respective directors and officers in respect of the Unit Purchases will be aligned with ETRN’s interests, some of ETRN’s or ETRN’s affiliates’ directors and officers own EQGP Common Units, which will be acquired upon exercise of the Limited Call Right. Additionally, the EQGP General Partner has granted phantom unit awards (the EQGP Phantom Units) to certain non-employee directors of the EQGP General Partner. The EQGP Phantom Units vest upon grant, and the value of the EQGP Phantom Units are paid in EQGP Common Units upon the director’s termination of service on the EQGP Board. Assuming the completion of the Transactions, the service of the non-employee directors on the EQGP Board will terminate and the value of the EQGP Phantom Units will be paid. The table below reflects the current ownership of the EQGP Phantom Units by members of the EQGP Board:

EQGP Director	Number of EQGP Phantom Units Owned
Kenneth M. Burke	1,101
Mark S. Lewis	8,777
Kimberly T. Fleming	11,411

Interlocking Directors and Officers. The EQGP Board consists of seven directors, of whom, Thomas F. Karam, Kenneth M. Burke, David L. Porges, Diana M. Charletta and Kirk R. Oliver are also directors and Messrs. Karam and Oliver and Ms. Charletta are executive officers of ETRN. In addition, each of the executive officers of the EQGP General Partner serves as an executive officer at ETRN, as reflected in the table below:

Executive	EQGP General Partner Role	ETRN Role
Thomas F. Karam	Chairman, President and Chief Executive Officer	Director, President and Chief Executive Officer
Diana M. Charletta	Director, Executive Vice President and Chief Operating Officer	Executive Vice President and Chief Operating Officer
Kirk R. Oliver	Director, Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Financial Officer
Phillip D. Swisher	Vice President and Chief Accounting Officer	Vice President and Chief Accounting Officer

The positions reflected in the table above present individuals holding the positions with actual or potential conflicts of interest in determining the fairness of the Transactions to EQGP’s unitholders unaffiliated with ETRN.

IDR Exchange Merger. ETRN has made a proposal to the board of directors of the EQM General Partner, conditioned upon completion of the Unit Purchases and the consummation of the exercise of the Limited Call Right, for the IDR Exchange Merger. ETRN holds (i) an approximate 91.3% limited partner interest and the entire non-economic general partner interest in EQGP, which holds (a) an approximate 17.9% limited partner interest in EQM, (b) an approximate 1.2% general partner interest in EQM, and (c) all the IDRs in EQM, and (ii) an approximate 12.7% limited partner interest in EQM. ETRN’s interests further differ from yours because public unitholders will be receiving cash for their EQGP Common Units (and for their indirect ownership stake in the IDRs) whereas ETRN is proposing to cancel the economic general partner interest and IDRs in EQM held by EQGP and convert ETRN’s economic interests in EQGP into a combination of EQM Common Units and EQM PIK Units in the IDR Exchange Merger.

Indemnification. The EQGP Partnership Agreement provides that (i) EQGP will indemnify each director and executive officer of the general partner of EQGP to the fullest extent permitted by law and (ii) EQGP will cover such individual under any directors’ and officers’ liability insurance that EQGP maintains.

Certain Relationships Between ETRN and EQGP

To the extent the discussion below summarizes any agreement that has been filed by ETRN or EQGP with the SEC, each such summary is qualified entirely by reference to the complete text of the applicable agreement, which is incorporated into this Disclosure Statement by reference. We encourage you to read each such agreement carefully and in its entirely. You should also review “Interests of Certain Persons in the Unit Purchases and the Exercise of the Limited Call Right” beginning on page 23 for a description of arrangements between ETRN and EQGP and between EQGP and directors and executive officers of the EQGP General Partner.

On February 21, 2018, EQT announced plans to separate its Midstream Business from its Upstream Business. On November 12, 2018, the Separation was effected through a series of transactions that culminated in the contribution of the Midstream Business to ETRN and the distribution of 80.1% of the shares in ETRN to existing EQT shareholders. As a result of the Distribution, EQT retained a 19.9% ownership interest in ETRN and ETRN holds investments in the entities conducting the Midstream Business, including (i) an approximate 91.3% limited partner interest and the entire non-economic general partner interest in EQGP, which holds (a) an approximate 17.9% limited partner interest in EQM, (b) an approximate 1.2% general partner interest in EQM, and (ii) all the IDRs in EQM, and (iii) an approximate 12.7% limited partner interest in EQM. As of the date of this Disclosure Statement, ETRN and its affiliates own 276,008,766 EQGP Common Units, representing an approximate 91.3% limited partner interest, and the entire non-economic general partner interest in EQGP.

Furthermore, in connection with the Separation and Distribution, on November 13, 2018, ETRN, as lender, entered into a Working Capital Loan Agreement (the Working Capital Loan) with EQGP, as borrower, providing for loans of up to $20 million at any one time outstanding, maturing on the earlier of October 31, 2023 or at least 90 days after ETRN gives notice of termination, and bearing interest, at EQGP’s option, at either (a) the Fixed Period Eurodollar Rate (as defined in ETRN’s primary revolving credit facility) plus the margin then applicable to ETRN’s LIBOR-based borrowings under ETRN’s primary revolving credit facility, or (b) the Base Rate (as defined in ETRN’s primary revolving credit facility) plus the margin then applicable to ETRN’s alternate base rate-based borrowings under ETRN’s primary revolving credit facility. Following the consummation of the Unit Purchases and the exercise of the Limited Call Right, the Working Capital Loan will be terminated.

On November 13, 2018, in connection with the Separation and Distribution, ETRN, EQGP, the EQGP General Partner and, for certain limited purposes, EQM, entered into an Omnibus Agreement (the EQGP Omnibus Agreement), pursuant to which, among other things, EQM agreed to provide ETRN and EQGP with a license to use the name “Equitrans” and related marks in connection with EQGP’s business. The EQGP Omnibus Agreement also addresses the following matters: (i) EQGP’s obligation to reimburse ETRN and its affiliates for certain direct operating expenses and all insurance coverage expenses they incur or pay with respect to EQGP’s assets and (ii) EQGP’s obligation to reimburse ETRN and its affiliates for providing general and administrative services to EQGP, including EQGP’s public company expenses and general and administrative expenses. Following the consummation of the Unit Purchases and the exercise of the Limited Call Right, the EQGP Omnibus Agreement will be terminated.

Also on November 13, 2018, in connection with the Separation and Distribution, ETRN, EQM and the EQM General Partner entered into an Omnibus Agreement (the EQM Omnibus Agreement), pursuant to which, among other things, EQM agreed to provide ETRN with a license to use the name “Equitrans” and related marks in connection with ETRN’s business. The EQM Omnibus Agreement also addresses the following matters: (i) EQM’s obligation to reimburse ETRN and its affiliates for certain direct operating expenses and all insurance coverage expenses they incur or pay with respect to EQM’s assets and (ii) EQM’s obligation to reimburse ETRN and its affiliates for providing general and administrative services to EQM, including EQM’s public company expenses and general and administrative expenses. Concurrently with the execution of the EQM Omnibus Agreement, in connection with the Separation and Distribution, ETRN, EQM and the EQM General Partner also entered into a Secondment Agreement, pursuant to which EQM will utilize the secondment of available ETRN employees under the control of EQM to operate its assets and EQM will reimburse ETRN and its affiliates for the services provided by the seconded employees.

EQGP is exempt from the NYSE’s requirement to have, and does not have, a standing nominating committee. As a result of its ownership in the EQGP General Partner, ETRN is able to appoint the entire EQGP Board. References in this section to ETRN include its subsidiaries, other than EQGP and its subsidiaries, and references to EQGP include EQGP and its subsidiaries.

Effects on EQGP if the Transactions are Not Consummated

If the Transactions are not consummated for any reason, holders of EQGP Common Units will not receive any payment for their EQGP Common Units in connection with the Unit Purchases or the exercise of the Limited Call Right. Instead, EQGP will remain a public company and the EQGP Common Units will continue to be listed for trading on the NYSE. In addition, if the Transactions are not consummated for any reason, we expect that EQGP management will operate the EQGP business in a manner similar to that in which it is being operated today and that holders of EQGP Common Units will continue to be subject to the same risks and opportunities as they currently are, including, among other things, that EQGP’s operations (conducted through EQM and its operating subsidiaries) can be materially affected by competition in its target markets and by overall market conditions, among other factors. Accordingly, if the Transactions are not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your EQGP Common Units. From time to time, the EQGP Board will evaluate and review, among other things, the business operations, properties, distribution policy and capitalization of EQGP and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stakeholder value. If the Transactions are not consummated for any reason, there can be no assurance that any other transaction acceptable to EQGP will be offered, or that the business, prospects or results of operations of EQGP will not be adversely impacted.

Possible Actions by ETRN with Regard to EQGP if the Transactions are Not Completed

If the Transactions are not completed, ETRN will re-evaluate its options with respect to the outstanding EQGP Common Units it does not own. In particular, ETRN has publicly announced that it intends to work quickly to evaluate the possible simplification of the Midstream Business structure and it may pursue such a simplification through a combination of EQM and EQGP, the modification or elimination of the IDRs of EQM or another transaction that results in the deregistration of EQGP or EQM, or any combination of the foregoing. In addition, ETRN may consider commencing a tender offer for the outstanding EQGP Common Units it does not already own, purchasing or selling additional EQGP Common Units in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action with respect to the EQGP Common Units. If the Transactions are not completed and EQGP Common Units remain outstanding, the public unitholders of EQGP would, absent a sale by them in the public markets, retain their EQGP Common Units and would realize the benefit of any improvement in EQGP’s business or profitability but would also bear the risk that the trading price per EQGP Common Unit could decline to a price that is less than the Purchase Price, the rate of distributions on the EQGP Common Units could fall or cease to be paid or EQGP Common Units become less readily marketable.

If ETRN were to pursue any of these alternatives, it might take considerably longer for the public holders of EQGP Common Units to receive any consideration for their EQGP Common Units (other than through sales in the open market) than if the Transactions were completed. Any such transaction may result in proceeds per EQGP Common Unit to the public unitholders of EQGP that are more or less than or the same as the Purchase Price.

THE TRANSACTIONS

The Unit Purchase Agreements

Selling Unitholders; EQGP Common Units; Purchase Price

On November 29, 2018, ETRN entered into a substantially identical Unit Purchase Agreement with each Selling Unitholder, as follows:

•                  funds managed by Neuberger Berman, pursuant to which ETRN will acquire 5,200,000 EQGP Common Units for the Purchase Price, representing an aggregate purchase price of $104,000,000;

•                  funds managed by GSAM, pursuant to which ETRN will acquire 1,865,000 EQGP Common Units for the Purchase Price, representing an aggregate purchase price of $37,300,400;

•                  funds managed by Cushing, pursuant to which ETRN will acquire 920,130 EQGP Common Units for the Purchase Price, representing an aggregate purchase price of $18,402,600;

•                  funds managed by Kayne Anderson, pursuant to which ETRN will acquire 1,363,974 EQGP Common Units for the Purchase Price, representing an aggregate purchase price of $27,279,480; and

•                  Zimmer, pursuant to which ETRN will acquire 3,414,168 EQGP Common Units for the Purchase Price, representing an aggregate purchase price of $68,283,360.

Closings

Pursuant to the Unit Purchase Agreements, each Closing is expected to occur at 9:00 a.m., Eastern Time, on December 31, 2018, unless ETRN delivers written notice to a Selling Unitholder no later than one calendar day prior to December 31, 2018 specifying a later date (which later date is no more than 30 days following December 31, 2018). The Closings will take place at the principal offices of ETRN. In addition, ETRN agreed to acquire any additional EQGP Common Units acquired by the Selling Unitholders after the date of the Unit Purchase Agreements, at the option of the Selling Unitholders, for the Purchase Price.

Conditions

Each Unit Purchase Agreement is subject to the satisfaction of the following conditions, unless waived by the applicable party:

•                  it is a condition to the performance of each party to the Unit Purchase Agreements that no governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the Unit Purchases; and

•                  it is a condition to ETRN’s performance that:

•                  there shall not be any suit, action or proceeding by or before any governmental authority challenging or seeking to restrain or prohibit the consummation of the Unit Purchases or seeking damages in connection with the Unit Purchases;

•                  all authorizations, consents, orders and approvals of all governmental authorities or third parties required in connection with the Unit Purchases shall have been received or waived by such governmental authority or third party and shall be reasonably satisfactory in form and substance to the parties, and all notices required to be delivered to such governmental authorities or third parties shall have been delivered and all notice periods shall have expired or been waived;

•                  the representations and warranties of the Selling Unitholder contained in a Unit Purchase Agreement or other documents delivered pursuant to the Unit Purchase Agreement shall be true and correct in all material respects (other than representations and warranties qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) both when made and as of the Closing, or in the case of representations and warranties made as of a specified date, such representations shall be true and correct in all material respects (other than representations and warranties qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) as of such specified date; and

•                  the Selling Unitholder shall have performed in all material respects all obligations and agreements and complied and all material respects with all covenants and conditions required by the Unit Purchase Agreement to be performed or complied with prior to the Closing; and

•                  it is a condition to each Selling Unitholder’s performance that:

•                  there shall not be any suit, action or proceeding by or before any governmental authority challenging or seeking to restrain or prohibit the consummation of the Unit Purchases or seeking damages in connection with the Unit Purchases, other than those brought by Selling Unitholders against their investment advisers;

•                  the representations and warranties of ETRN contained in a Unit Purchase Agreement or other documents delivered pursuant to the Unit Purchase Agreement shall be true and correct in all material respects (other than representations and warranties qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) both when made and as of the Closing, or in the case of representations and warranties made as of a specified date, such representations shall be true and correct in all material respects (other than representations and warranties qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) as of such specified date; and

•                  ETRN shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by the Unit Purchase Agreement to be performed or complied with prior to the Closing.

Each Unit Purchase Agreement is not conditioned on the Closing of the other Unit Purchase Agreement.

Representations and Warranties

Each Unit Purchase Agreement contains customary representations and warranties of the Selling Unitholder, including representations and warranties regarding organization, authority and approval, no conflicts, ownership of the EQGP Common Units, dispositive power, no consents, no litigation, and that the Selling Unitholder is an informed seller. In addition, each Unit Purchase Agreement contains customary representations and warranties of ETRN, including with respect to organization, authority and approval, no conflicts, no consents and no litigation.

Indemnification

ETRN and each Selling Unitholder will indemnify each other from and against all losses, claims, damages, liabilities and expenses (including, without limitation, legal fees and expenses) incurred by the indemnified party to the extent arising from any breach of any representation or warranty of the indemnifying party contained in the applicable Unit Purchase Agreement or any breach by the indemnifying party, or failure by the indemnifying party to fulfill, any covenant in the applicable Unit Purchase Agreement.

Termination

Each Unit Purchase Agreement may only be terminated by the mutual written consent of the parties.

Governing Law

Each Unit Purchase Agreement is governed by Delaware law.

Expenses

All expenses incurred in connection with the Unit Purchases, the Unit Purchase Agreements and the transactions contemplated thereby will be borne by the party incurring such expenses.

The summaries of the Unit Purchase Agreements set forth above are qualified by reference to the full text of the Unit Purchase Agreements, which are filed as Exhibits (d)(8), (d)(9), (d)(10), (d)(11) and (d)(12) to the Transaction Statement on Schedule 13E-3.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the exercise of the Limited Call Right to U.S. Holders (as defined below) of EQGP Common Units. This discussion assumes that the Limited Call Right will be exercised, as described in this Disclosure Statement. This summary is for general information only and is not tax advice. This summary does not discuss all aspects of United States federal income taxation that may be relevant to U.S. Holders in light of such holder’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the net investment income tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. Furthermore, this discussion focuses on U.S. Holders of EQGP Common Units that hold their EQGP Common Units as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the Code) (generally property held for investment). This discussion does not address all United States federal income tax consequences that may be relevant to particular U.S. Holders, including, without limitation, corporations, partnerships (including entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other U.S. Holders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, non-United States persons, individual retirement accounts (IRAs), dealers in securities or currencies, traders in securities, United States persons whose “functional currency” is not the United States dollar, persons holding their EQGP Common Units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, persons that hold EQGP Common Units through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, employee benefit plans, real estate investment trusts, or mutual funds.

If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds EQGP Common Units, the tax treatment of a partner in such partnership generally will depend on the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. A partner in a partnership (including entities or arrangements treated as partnerships for United States federal income tax purposes) holding EGQP Common Units should consult its own tax advisor regarding the United States federal income tax consequences of the exercise of the Limited Call Right.

This summary is based on the Code, the regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this Disclosure Statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the United States Internal Revenue Service (the IRS) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the exercise of the Limited Call Right in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of EQGP Common Units that, for United States federal income tax purposes, is or is treated as:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•                  an estate, the income of which is subject to United States federal income tax regardless of its source; or

•                  a trust that (i) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

Payments with Respect to EQGP Common Units in the Exercise of the Limited Call Right

The sale of EQGP Common Units for cash pursuant to the exercise of the Limited Call Right will be a taxable transaction for United States federal income tax purposes, and a U.S. Holder will recognize gain or loss, if any, equal to the difference between (i) the sum of (a) the amount of cash received and (b) such U.S. Holder’s share of EQGP’s nonrecourse liabilities immediately prior to the time such U.S. Holder’s EQGP Common Units are purchased for cash and (ii) such U.S. Holder’s adjusted tax basis in the EQGP Common Units sold therefor (which includes such U.S. Holder’s share of EQGP’s nonrecourse liabilities immediately prior to the time such U.S. Holder’s EQGP Common Units are purchased).

A U.S. Holder’s initial tax basis in its EQGP Common Units would have been equal to the amount such U.S. Holder paid for the EQGP Common Units plus the U.S. Holder’s share of EQGP’s nonrecourse liabilities. Over time that basis would have (i) increased by the U.S. Holder’s share of EQGP’s income and by any increases in the U.S. Holder’s share of EQGP’s nonrecourse liabilities and (ii) decreased, but not below zero, by distributions from EQGP, by the U.S. Holder’s share of EQGP’s losses, by any decreases in the U.S. Holder’s share of EQGP’s nonrecourse liabilities and by the U.S. Holder’s share of EQGP’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Except as noted below, gain or loss recognized by a U.S. Holder on the sale of EQGP Common Units pursuant to the exercise of the Limited Call Right will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by EQGP and its subsidiaries. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a EQGP Common Unit and may be recognized even if there is a net taxable loss realized on the sale of such U.S. Holder’s EQGP Common Units. Consequently, a U.S. Holder may recognize both ordinary income and capital loss upon the sale of EQGP Common Units.

Capital gain or loss recognized by a U.S. Holder will generally be long-term capital gain or loss if the U.S. Holder’s holding period for its EQGP Common Units is more than twelve months as of the time such units are purchased. If the U.S. Holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. Holders that are corporations may be used to offset only capital gains.

The amount of gain or loss recognized by each U.S. Holder will vary depending on each U.S. Holder’s particular situation, including the adjusted tax basis of the EQGP Common Units sold by each U.S. Holder and the amount of any suspended passive losses that may be available to a particular U.S. Holder to offset a portion of the gain recognized by each U.S. Holder. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of EQGP’s income may be deducted in full upon the U.S. Holder’s taxable disposition of its entire investment in EQGP. Each U.S. Holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences to them of the exercise of the Limited Call Right, taking into account its own particular circumstances.

EQGP Items of Income, Gain, Loss, and Deduction

U.S. Holders of EQGP Common Units will be allocated their share of EQGP’s items of income, gain, loss, and deduction for the taxable period of EQGP that includes the date the EQGP Common Units are sold pursuant to the exercise of the Limited Call Right. These allocations will be made in accordance with the terms of the EQGP Partnership Agreement. A U.S. Holder will be subject to United States federal income taxes on any such allocated income and gain even if such U.S. Holder does not receive a cash distribution from EQGP attributable to such allocated income and gain. Any such income and gain allocated to a U.S. Holder will increase the U.S. Holder’s tax basis in the EQGP Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. Holder resulting from the sale. Any losses or deductions allocated to a U.S. Holder will decrease the U.S. Holder’s tax basis in the EQGP Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. Holder resulting from the sale.

Backup Withholding Tax

Proceeds from the sale of EQGP Common Units generally will be subject to backup withholding tax at the applicable rate unless the applicable U.S. Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding tax. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a U.S. Holder will be allowed as a credit against that U.S. Holder’s United States federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Price Range of EQGP Common Units; Distributions on EQGP Common Units

EQGP Common Units are listed on the NYSE under the symbol “EQGP,” and have been listed on the NYSE at all times since May 15, 2015.

The following table sets forth, for each of the periods indicated, the high and low intraday sales prices per unit of EQGP Common Units on the NYSE and quarterly cash distributions paid to EQGP’s common unitholders.

	High	Low	Cash Distribution per Common Unit
Year Ended December 31, 2016:
First Quarter	$27.00	$17.64	$0.122
Second Quarter	27.74	21.95	0.134
Third Quarter	26.99	23.89	0.15
Fourth Quarter	26.39	21.45	0.165
Year Ended December 31, 2017:
First Quarter	$28.53	$24.91	$0.177
Second Quarter	31.76	24.18	0.191
Third Quarter	30.64	25.03	0.21
Fourth Quarter	30.74	24.79	0.228
Year Ending December 31, 2018:
First Quarter	$30.73	$21.05	$0.244
Second Quarter	27.48	21.82	0.258
Third Quarter	25.33	20.21	0.306
Fourth Quarter (as of November 29, 2018)	21.50	15.36	0.315

On November 29, 2018, the last trading day prior to the public announcement of the Transactions, the last sale price of EQGP Common Units reported on the NYSE was $17.02 per unit.

Possible Effects of the Transactions on the Market for EQGP Common Units; Stock Exchange Listing(s); Registration Under the Exchange Act; Margin Regulations

Possible Effect of the Transactions on the Market for the EQGP Common Units

If the Limited Call Right is exercised, holders of EQGP Common Units not party to the Unit Purchase Agreements will receive cash in an amount equal to the greater of (i) the average of the daily closing price per EQGP Common Unit for the 20 consecutive trading days immediately prior to the date three business days prior to the date that the notice of exercise of the Limited Call Right is delivered pursuant to the EQGP Partnership Agreement and (ii) the highest price paid by the EQGP General Partner or any of its affiliates for any such EQGP Common Unit purchased during the 90-day period preceding the date that such notice is mailed. Therefore, if after the Unit Purchases are completed ETRN exercises or causes the EQGP General Partner to exercise the Limited Call Right, the only differences between sales of EQGP Common Units in the Unit Purchases and sales of EQGP Common Units pursuant to the exercise of the Limited Call Right is that sales in the Unit Purchases will be paid earlier and will have the potential to receive a lower price per EQGP Common Unit to the extent that the EQGP Common Units trade higher prior to the exercise of the Limited Call Right. If the Limited Call Right cannot be exercised after some, but not all, Unit Purchases are completed, holders of EQGP Common Units not acquired in the completed Unit Purchases will remain holders of such units and will be subject to changes in the future trading prices in the EQGP Common Units. See —Stock Exchange Listing below.

Stock Exchange Listing

The EQGP Common Units are listed for trading on the NYSE. After completion of the Unit Purchases and depending upon the aggregate market value and the per common unit price of any EQGP Common Units not purchased pursuant to the Unit Purchases, the EQGP Common Units may no longer meet the requirements for continued listing on the NYSE if, among other things, EQGP does not meet the requirements for the number of publicly held EQGP Common Units, the aggregate market value of the publicly held EQGP Common Units or the number of market makers for the EQGP Common Units. If, as a result of the purchase of EQGP Common Units pursuant to the Unit Purchases, the EQGP Common Units no longer meet the requirements of the NYSE for continued listing and the listing of the EQGP Common Units is discontinued, the market for EQGP Common Units could be adversely affected.

If the NYSE were to delist EQGP Common Units, it is possible that EQGP Common Units would continue to trade on other securities exchanges or in the over-the-counter market and that price quotation would be reported by such exchanges or other. The extent of the public market for the EQGP Common Units and the availability of such quotations would depend, however, upon such factors as the number of holders of EQGP Common Units and/or the aggregate market value of the publicly traded EQGP Common Units remaining at such time, the interest in maintaining a market in the EQGP Common Units on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. ETRN cannot predict whether the reduction in the number of EQGP Common Units that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, EQGP Common Units or whether it would cause future market prices to be greater or lesser than the Purchase Price being offered in the Unit Purchases and the exercise of the Limited Call Right.

If the Unit Purchases are consummated and ETRN and its affiliates own more than 95% of the then outstanding EQGP Common Units, ETRN will cause the Limited Call Right to be exercised promptly, but in any event not more than 90 days following the Closings. After the consummation of the Limited Call Right, there will be no public market for EQGP Common Units and no holders of EQGP Common Units other than ETRN, and the EQGP Common Units will be delisted from the NYSE.

Registration Under the Exchange Act

The EQGP Common Units are currently registered under the Exchange Act. The purchase of the EQGP Common Units pursuant to the Unit Purchases may result in the EQGP Common Units becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of EQGP to the SEC if the EQGP Common Units are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the EQGP Common Units under the Exchange Act, assuming there are no other securities of EQGP subject to registration, would substantially reduce the information required to be furnished by EQGP to holders of EQGP Common Units and to the SEC and would make certain of the provisions of the Exchange Act, such as the periodic reporting requirements of Section 13, the short-swing profit recovery provisions of Section 16(b) and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to EQGP. Furthermore, “affiliates” of EQGP and persons holding “restricted securities” of EQGP may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the EQGP Common Units under the Exchange Act were terminated, the EQGP Common Units would no longer be “margin securities” or eligible for stock exchange listing. If the Unit Purchases are completed, we believe that the purchase of the EQGP Common Units pursuant to the Unit Purchases may result in the EQGP Common Units becoming eligible for deregistration under the Exchange Act, and, assuming that all of the Unit Purchases are completed, it would be our intention to cause EQGP to terminate registration of the EQGP Common Units under the Exchange Act after the exercise of the Limited Call Right.

If registration of the EQGP Common Units under the Exchange Act is not terminated prior to the exercise of the Limited Call Right, then the registration of the EQGP Common Units under the Exchange Act and the listing of the EQGP Common Units on the NYSE will be terminated following the completion of the exercise of the Limited Call Right.

Margin Regulations

The EQGP Common Units are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the Federal Reserve Board), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such EQGP Common Units. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of EQGP Common Units pursuant to the Unit Purchases, the EQGP Common Units might no longer constitute “main securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

Appraisal Rights; “Going-Private” Rules

Appraisal Rights

Under Delaware law, limited partnerships may, but are not required to, provide for appraisal rights in their partnership agreements. The EQGP Partnership Agreement does not provide for any appraisal rights, and therefore holders of EQGP Common Units will not have any appraisal rights in connection with the exercise of the Limited Call Right.

“Going-Private” Rules

Because ETRN is an affiliate of EQGP, the Unit Purchases and the exercise of the Limited Call Right constitute a “going private” transaction for purposes of Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning EQGP and certain information relating to the fairness of the Transactions and the consideration offered to minority holders of EQGP Common Units be filed with the SEC and disclosed to minority holders of EQGP Common Units prior to the consummation of the exercise of the Limited Call Right. ETRN has provided such information in this Disclosure Statement.

Certain Information Concerning EQGP

EQGP is a Delaware limited partnership with its principal executive offices at 625 Liberty Avenue, Suite 2000, Pittsburgh, Pennsylvania 15222. The telephone number of EQGP’s principal executive offices is (412) 395-2688.

EQGP describes itself as follows:

EQGP owns certain of ETRN’s partnership interests in EQM, a publicly-traded, growth-oriented Delaware limited partnership. Through EQGP’s ownership of the general partner of EQM (the EQM General Partner), EQGP has the power to direct the activities that most significantly impact EQM’s economic performance. EQGP has no independent operations or material assets other than its partnership interests in EQM.

EQGP is engaged, through the operating activities of EQM, in the provision of midstream services in Pennsylvania, West Virginia and Ohio through EQM’s three primary assets: the gathering system, which delivers natural gas from wells and other receipt points to transmission pipelines; the transmission and storage system, which delivers gas to local demand users and interstate pipelines for access to demand markets; and its water services assets, which consist of water pipelines, impoundment facilities, pumping stations, take point facilities and measurement facilities that support well completion activities and collect flowback and produced water for recycling or disposal.

Summary Consolidated Financial Information

The following tables set forth summary historical and pro forma consolidated financial data for EQGP as of and for the periods indicated. The summary historical consolidated financial data for each of the fiscal years ended December 31, 2016 and 2017 and as of and for the nine months ended September 30, 2018 are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in EQGP’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2016, and 2017, including the notes thereto, and the unaudited consolidated financial statements and other financial information contained in EQGP’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, including the notes thereto. More comprehensive financial information is included in these reports (including management’s discussion and analysis of financial condition and results of operation) and other documents filed by EQGP with the SEC, and the following summary is qualified in its entirely by reference to those reports and such other documents and all of the financial information and notes contained therein. The summary unaudited pro forma statement of operations data for the year ended December 31, 2017 was extracted from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements by EQGP filed on Form 8-K/A on July 23, 2018. The financial statements included as Item 8 in EQGP’s Annual Report on Form 10-K for the year ended December 31, 2017 and as Item 1 in EQGP’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 are incorporated by reference into this Disclosure Statement. Copies of those reports and other documents filed by EQGP may be examined at or obtained from the SEC in the manner set forth below under Available Information.

	Pro Forma		Historical
	Year Ended December 31,		Years Ended December 31,		Nine Months Ended September 30,
	2017 (a)		2017 (b)	2016	2018(a)	2017(a)
	(in thousands, except per unit amounts)
Statement of operations data:
Operating revenues	$1,264,704		$834,096	$735,614	$1,110,307	$603,180
Operating income	$803,854		$577,693	$523,984	$739,427	$429,954
Net income	$651,339		$568,920	$534,994	$701,795	$422,949
Net income attributable to limited partners	$277,718		$261,993	$212,318	$267,665	$191,650
Net income per limited partner unit— basic and diluted	$0.92		$0.98	$0 .80	$0.94	$0.72
Balance sheet data (as of December 31, 2017 and 2016 and September 30, 2018 and 2017)
Property, plant and equipment, net		(c)	$2,804,059	$2,578,834	$5,608,358		(d)
Total assets		(c)	$3,549,625	$3,076,449	$9,268,140		(d)
Long-term debt, including credit facilities		(c)	$1,167,352	$985,732	$3,477,296		(d)
Other
Distributions declared per common unit	$0.873		$0.873	$0.626	$0.879	$0.629

(a)         Unaudited

(b)         The historical financial information for the year ended December 31, 2017 has not been retrospectively recast to include the pre-acquisition results of Rice Olympus Midstream LLC (ROM), Strike Force

Midstream Holdings LLC (Strike Force) and Rice West Virginia Midstream LLC (Rice WV), which were acquired by EQM effective on May 1, 2018 (the May 2018 Acquisition) and Rice Midstream Partners LP (RMP), which was acquired by EQM effective on July 23, 2018 (the RMP Merger).

(c)          Property, plant and equipment, net of $5,110.8 million, total assets of $7,999.6 million and long-term debt, including credit facilities, of $1,453.4 million as of December 31, 2017 were extracted from the unaudited consolidated financial statements contained in EQGP’s Quarterly Report on Form 10-Q for the period ended September 30, 2018, including the notes thereto, for which the unaudited consolidated balance sheet as of December 31, 2017 included therein has been recast to reflect the May 2018 Acquisition and RMP Merger.

(d)         Property, plant and equipment, net of $2,745.5 million, total assets of $3,349.9 million and long-term debt, including credit facilities, of $1,091.9 million as of September 30, 2017 were extracted from the unaudited consolidated financial statements contained in the EQGP’s Quarterly Report on Form 10-Q for the period ended September 30, 2017, including the notes thereto.

The book value per EQGP Common Unit as of September 30, 2018 is $0.99. Except as otherwise set forth herein, the information concerning EQGP contained in this Disclosure Statement has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. ETRN has not independently verified the accuracy or completeness of the information contained in such documents and records and cannot verify any failure by EQGP to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to ETRN.

Available Information

EQGP is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the directors and officers of the EQGP General Partner, their remuneration, the principal holders of EQGP’s securities, any material interests of such persons in transactions with EQGP and other matters is required to be disclosed in reports under the Exchange Act distributed to EQGP’s unitholders and filed with the SEC. Such reports and other information should be available for inspection at the public reference room at the SEC’s offices at 100 F Street, N.E., Washington, D.C. 20549, and can be obtained electronically on the SEC’s website at www.sec.gov.

Certain Information Concerning ETRN

ETRN is a Pennsylvania corporation. Its principal executive office is located at 625 Liberty Avenue, Suite 2000, Pittsburgh, Pennsylvania 15222, and its telephone number is (412) 395-2688. ETRN has no operations independent from its investments in EQGP and EQM. The EQGP General Partner is an indirect wholly-owned subsidiary of ETRN and controls EQGP, which in turn controls EQM through EQGP’s ownership of the EQM General Partner. ETRN is engaged, through the operating activities of EQM, in the provision of midstream services in Pennsylvania, West Virginia and Ohio through EQM’s three primary assets: the gathering system, which delivers natural gas from wells and other receipt points to transmission pipelines; the transmission and storage system, which delivers gas to local demand users and interstate pipelines for access to demand markets; and its water services assets, which consist of water pipelines, impoundment facilities, pumping stations, take point facilities and measurement facilities that support well completion activities and collect flowback and produced water for recycling or disposal.

Certain information regarding the directors and officers of ETRN is set forth in Schedule A to this Disclosure Statement. None of ETRN or any of the other persons referred to in Schedule A has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor have any of them been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. ETRN has not made any arrangements in connection with the Transactions to provide holders of EQGP Common Units access to its corporate files or to obtain counsel or appraisal services at its expense.

Source and Amount of Funds

ETRN estimates that the total amount of funds required to purchase all of the outstanding EQGP Common Units (other than those already owned by ETRN and its affiliates) pursuant to the Unit Purchases and the exercise of the Limited Call Right and to pay related fees and expenses will be approximately $539.4 million. ETRN expects the funds required to purchase all outstanding EQGP Common Units (other than those already owned by ETRN and its affiliates) pursuant to the Unit Purchases and the exercise of the Limited Call Right to come from the Term Facility (as defined below).

The Debt Commitment Letter

ETRN has entered into a commitment letter (the Debt Commitment Letter) with Goldman Sachs Bank USA, Guggenheim Securities, LLC (collectively, the Arrangers) and certain financing sources party thereto (Goldman Sachs Bank USA and such financing sources, the Commitment Parties) pursuant to which the Commitment Parties have committed to provide ETRN with a senior secured term loan B facility of up to an aggregate principal amount of $650 million (the Term Facility).  The Term Facility will be available to ETRN to finance, among other things, the Unit Purchases, the exercise of the Limited Call Right and the payment of associated fees and expenses, subject to customary conditions contained in the Debt Commitment Letter, including, without limitation, (i) the execution and delivery of definitive documentation, (ii) the substantially concurrent consummation of the Unit Purchases and (iii) since November 12, 2018, there not having occurred a material adverse effect on the business, operations or financial condition of ETRN and its subsidiaries, taken as a whole.

The Term Facility

The administrative agent under the Term Facility will be Goldman Sachs Bank USA (or one of its affiliates), the collateral agent under the Term Facility will be a financial institution reasonably acceptable to ETRN and the Arrangers, and the Arrangers will be the sole lead arrangers of the Term Facility, subject to ETRN’s ability to appoint up to three additional lead arrangers pursuant to the Debt Commitment Letter. The Term Facility will be guaranteed by the wholly-owned domestic subsidiaries of ETRN, other than (i) EQGP, unless it is a wholly-owned subsidiary of ETRN (but not of EQM) 90 days after the initial funding of the Term Facility, (ii) the EQGP General Partner, (iii) the EQM General Partner and (iv) EQM and its subsidiaries. The Term Facility will be secured by substantially all assets of ETRN and the guarantors, including a pledge of all EQGP equity interests and all EQM limited partner interests that are owned by ETRN or any guarantor, and will permit ETRN’s primary revolving credit facility to be secured by the same collateral on a pari passu basis.

The Term Facility will have a total commitment for term loans of up aggregate principal amount of $650 million and will mature on the date that is seven years from the initial funding of the Term Facility. Optional prepayments of borrowings under the Term Facility are permitted at any time, without premium or penalty, subject to (i) reimbursement of the lenders’ breakage and redeployment costs in the case of a prepayment of LIBOR borrowings and (ii) a 1.00% prepayment premium if, prior to the date that is six months after the initial funding of the Term Facility, (a) there is a modification of the definitive documentation for the Term Facility that reduces the yield to lenders then in effect for the borrowings under the Term Facility, (b) a refinancing of the Term Facility occurs with new indebtedness that has a yield lower than that then in effect for borrowings under the Term Facility or (c) a lender must assign its loans under the Term Facility as a result of its failure to consent to a modification of the Term Facility that would have the effect of reducing the yield to lenders then in effect for the borrowings under the Term Facility.

The Term Facility will amortize 1.00% per annum of the original principal amount in equal quarterly installments until the final maturity date. The Term Facility is also subject to mandatory prepayments of (i) the net cash proceeds resulting from ETRN’s or a guarantor’s non-ordinary course asset sales and other dispositions, (ii) the net cash proceeds from the issuances of certain debt obligations of ETRN or EQGP and (iii) on a quarterly basis, a percentage (based on the then current net leverage ratio of ETRN and its subsidiaries (other than EQM and its subsidiaries)) of excess cash flow of ETRN and its subsidiaries other than EQM and its subsidiaries). The mandatory prepayment referenced in the immediately foregoing clause (iii) will be suspended during the continuance of either: (a) ETRN obtaining and maintaining an investment grade rating from two agreed upon rating agencies or (b) the Term Facility obtaining and maintaining an investment grade rating from two agreed upon rating agencies. As of the date of this Disclosure statement, ETRN does not have any plans or arrangements to finance or repay the Term Facility, other than with its cash flows from distributions received from EQM.

The Term Facility will be subject to customary affirmative covenants, negative covenants and events of default, and will include, among other things, a covenant that the debt service coverage ratio (EBITDA to mandatory amortization plus interest expense) of ETRN as of the last day of any fiscal quarter shall not be lower than 1.10 to 1.00.  The debt service coverage ratio covenant will be suspended during the continuance of either: (i) ETRN obtaining and maintaining an investment grade rating from two agreed upon rating agencies or (ii) the Term Facility obtaining and maintaining an investment grade rating from two agreed upon rating agencies.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the credit agreement evidencing the Term Facility, which will be on terms substantially consistent with the term sheet attached to the Debt Commitment Letter as Exhibit B. The documentation governing the Term Facility has not been finalized and, accordingly, the actual terms of the Term Facility may differ from those described in this Disclosure Statement.

As of the date of this Disclosure Statement, no alternative financing arrangements have been made in the event the Term Facility is not available as anticipated.

Fees and Expenses

ETRN has retained American Stock Transfer & Trust Company, LLC to serve as the Paying Agent for the Limited Call Right. The Paying Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under United States federal securities laws.

ETRN will not pay any fees or commissions to any broker or dealer or other person to make solicitations or recommendations in connection with the Transactions.

The following table presents the estimated fees and expenses to be incurred by ETRN in connection with the Unit Purchases:

SEC Filing Fee	$64,194
Printing and Mailing Expenses	90,000
Paying Agent for Limited Call Right	5,000
Legal and Accounting Fees and Expenses	2,000,000
Financial Advisors	8,000,000
Miscellaneous Expenses	806
Total	$10,160,000

Miscellaneous

No person has been authorized to give any information or to make any representation on behalf of ETRN that is not contained in this Disclosure Statement and, if given or made, such information or representation must not be relied upon as having been authorized.

ETRN has filed a Transaction Statement on Schedule 13E-3 pursuant to Rule 13e-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Transactions and may file amendments to such document.

EQUITRANS MIDSTREAM CORPORATION

November 30, 2018

SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF ETRN

The following table sets forth, to the best of our knowledge, for each executive officer and director of ETRN, his or her name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted. Except as otherwise indicated, to the best of our knowledge, all of the persons listed below are citizens of the United States of America. During the past five years, to the best of our knowledge, none of the executive officers or directors of ETRN have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws. Unless otherwise indicated, the principal business address of each director and executive officer is Equitrans Midstream Corporation, 625 Liberty Avenue, Suite 2000, Pittsburgh, Pennsylvania 15222.

Name and Title	Present Occupation or Employment, Five-Year Employment History and Address
David L. Porges Chairman of the Board

David L. Porges has served as chairman of the board of directors of ETRN since November 2018. Mr. Porges served as a director of EQT from May 2002 to the Separation Effective Date, where he also served as a member of the Public Policy and Corporate Responsibility Committee and the Executive Committee. Mr. Porges served as Chairman and Interim President and Chief Executive Officer of EQT from March 2018 to the Separation Effective Date; Executive Chairman of EQT between March 1, 2017 through February 28, 2018; Chairman and Chief Executive Officer, EQT, between December 2015 through February 2017; and Chairman, President and Chief Executive Officer, EQT, between May 2011 through November 2015. Mr. Porges also served as the Chairman of the EQGP General Partner, from January 2015 to October 2018, and the EQM General Partner, from January 2012 to October 2018. Mr. Porges served as Chairman of Rice Midstream Management, LLC from November 2017 to July 2018. Mr. Porges was the President and Chief Executive Officer of the EQGP General Partner and the EQM General Partner from each company’s inception through February 2017. Mr. Porges served in a number of senior management positions with EQT since joining EQT as Senior Vice President and Chief Financial Officer in 1998. He also served as a member of EQT’s board of directors from May 2002 to the Separation Effective Date. Prior to joining EQT, Mr. Porges held various senior positions within the investment banking industry and also held several managerial positions with Exxon Corporation (now Exxon Mobil Corporation, an international oil and gas company). Mr. Porges served on the board of directors of Westport Resources Corp. (an oil and natural gas production company) (now part of Anadarko Petroleum Corporation), from April 2000 through 2004.

Robert F. Vagt Lead Independent Director

Robert F. Vagt has served as a director of ETRN since November 2018. Mr. Vagt served as a director of EQT from November 2017 to the Separation Effective Date, where he also served as a member of the Corporate Governance Committee. Mr. Vagt served as President of Davidson College (an independent liberal arts college) from July 1999 through August 2007. Mr. Vagt served as President, The Heinz Endowments (a private philanthropic foundation) from January 2008 through January 2014. Mr. Vagt was a director of Rice Energy Inc., serving as that board’s independent chair, chair of its Health, Safety and Environmental Committee, and a member of the Audit and Nominating and Governance Committees, from January 2014 through November 2017. Mr. Vagt served as a director of Rice Midstream Management, LLC from January 2014 to July 2018. Mr. Vagt has served as a director of Kinder Morgan, Inc. (a publicly-traded energy infrastructure company) since May 2012, where he serves as a member of the Audit Committee and chair of its Environmental, Health and Safety Committee.

Prior to his service to The Heinz Endowments and Davidson College, Mr. Vagt had significant executive and operational oil and gas industry experience, having served as President and Chief Operating Officer of Seagull Energy Corporation (an oil and gas exploration and production company) from 1996 to 1997, as President, Chairman and Chief Executive Officer of Global Natural Resources (a producer of oil and natural gas) from 1992 to 1996 and as President and Chief Operating Officer of Adobe Resources

Name and Title	Present Occupation or Employment, Five-Year Employment History and Address

Corporation (oil and natural gas production company) from 1989 to 1992. Mr. Vagt also served as a director of El Paso Corporation from May 2005 to 2012, where he was a member of the Compensation and Health, Safety and Environmental Committees.

Thomas F. Karam Director, President and Chief Executive Officer

Thomas F. Karam has served as a director of ETRN since November 2018. Mr. Karam also serves as President and Chief Executive Officer of ETRN and a member of ETRN’s Health, Safety, Security and Environmental Committee. Mr. Karam served as a director of EQT from November 2017 to the Separation Effective Date. Mr. Karam is Founder and served as Chairman of Karbon Partners, LLC (which invests in, owns, constructs, and operates midstream energy assets) from April 2017 to August 2018 and served as Founder, Chairman and Chief Executive Officer of PennTex Midstream Partners, LLC (PennTex) (a publicly traded master limited partnership with operations in North Louisiana and the Permian basin in Texas) from 2014 until its sale to Energy Transfer Partners in November 2016. Prior to the Separation Effective Date, Mr. Karam served as Senior Vice President, EQT and President, Midstream of EQT. Mr. Karam was appointed as a director and as President and Chief Executive Officer of the EQM General Partner and the EQGP General Partner in August 2018. In October 2018 Mr. Karam was appointed as chairman of the board of directors of the EQGP General Partner and the EQM General Partner.

Prior to founding PennTex, Mr. Karam was the Founder, Chairman and Chief Executive Officer of Laser Midstream Partners, LLC (Laser) (an independent natural gas gatherer in the northeast Marcellus Shale) from 2010 until February 2012 when it was acquired by Williams Partners LP (a publicly traded master limited partnership providing large-scale infrastructure). Prior to Laser, Mr. Karam was the President, Chief Operating Officer and Director of Southern Union Company (Southern Union) leading its successful transformation from a large local distribution company to one of the largest pipeline companies in the United States at the time. Prior to Southern Union, Mr. Karam was the President and Chief Executive Officer of Pennsylvania Enterprises, Inc. and PG Energy, a natural gas utility in central and northeastern Pennsylvania until its acquisition by Southern Union. Mr. Karam began his professional career in investment banking where he spent a number of years with Legg Mason Inc. and Thomson McKinnon.

Vicky A. Bailey Director

Vicky A. Bailey has served as a director of ETRN since November 2018. Ms. Bailey served as a director of EQT from June 2004 to the Separation Effective Date, where she also served as Chair of the Public Policy and Corporate Responsibility Committee and member of the Executive Committee. Ms. Bailey has served as President, Anderson Stratton International, LLC (a strategic consulting and government relations), since November 2005; and Vice President, BHMM Energy Services, LLC (a utility and facilities management services), since January 2006. Ms. Bailey is a director of Cheniere Energy, Inc. (an energy company primarily engaged in liquefied natural gas related businesses), since March 2006; and was a director of Cleco Corporation (an energy services company with regulated utility and wholesale energy businesses) from June 2013 through March 2016.

Ms. Bailey has substantial regulatory and senior management experience in the energy industry, having previously served as a commissioner of the Federal Energy Regulatory Commission, President of PSI Energy, Inc. (a regulated utility) and commissioner of the Indiana Utility Regulatory Commission.

Kenneth M. Burke Director

Kenneth M. Burke has served as a director of ETRN since November 2018. Mr. Burke also currently serves as a member of each of the Audit and Corporate Governance Committees of the ETRN Board. Mr. Burke served as a director of EQT from January 2012 to the Separation Effective Date, where he also served as a member of the Audit and the Public Policy and Corporate Responsibility Committees. Since September 2018, Mr. Burke has also served as a director and member of the Audit Committee of each of the EQGP General Partner and the EQM General Partner. As of the Separation Effective Date, Mr. Burke was appointed as the Chair of the Audit Committee of the EQGP General Partner. Mr. Burke was a Partner at Ernst & Young LLP (EY) (a Big Four accounting firm) between October 1982 through June 2004. Mr. Burke has served on the board of directors and the Audit Committee of Nexeo Solutions, Inc. (a publicly traded global chemical distributor) since November 2011.

Name and Title	Present Occupation or Employment, Five-Year Employment History and Address
Margaret K. Dorman Director

Margaret K. Dorman has served as a director of ETRN since November 2018 and serves as the Chair of ETRN’s Management Development and Compensation Committee and as a member of ETRN’s Audit Committee. Ms. Dorman served as a director of EQT from January 2012 to the Separation Effective Date, where she also served as a member of the Audit Committee. Ms. Dorman served as Chief Financial Officer and Treasurer of Smith International, Inc. (a publicly-traded supplier of oil and gas products and services), between May 1999 through October 2009.

Ms. Dorman brings to ETRN a wealth of financial expertise and experience in the natural gas industry, having served in numerous financial positions with Smith International, Inc. (now part of Schlumberger Limited), including as the chief financial officer for more than a decade, during a period of expansive growth. Prior to her time at Smith International, Inc., Ms. Dorman worked as an auditor, ultimately progressing to the role of senior audit manager. Ms. Dorman also has prior board and audit committee experience, having served as a director of Hanover Compressor Company (a full service natural gas compression business) (now part of Exterran Holdings, Inc.), from 2004 to 2007, including as a member (and ultimately Chair) of its Audit Committee.

Norman J. Sydlowski Director

Norman J. Sydlowski has served as a director of ETRN since November 2018 and serves as the Chair of ETRN’s Health, Safety, Security and Environmental Committee and as a member of ETRN’s Management Development and Compensation Committee. Mr. Szydlowski served as a director of EQT from November 2017 to the Separation Effective Date. Mr. Szydlowski served as President and Chief Executive Officer of SemGroup Corporation (SemGroup) (publicly-traded midstream company that specializes in moving energy) from November 2009 through June 2014, and director of SemGroup from November 2009 through April 2014. Mr. Szydlowski served as a director of the general partner of 8point3 Energy Partners, LP (a publicly traded joint venture to own and operate solar generation assets) from June 2015 until its acquisition by Capital Dynamics, Inc. in June 2018. He also has served as a director of the general partner of JP Energy Partners LP (a publicly-traded oil and natural gas company) from July 2014 through March 2017, and a director of Transocean Partners, LLC (a publicly-traded offshore drilling contractor) from November 2014 to December 2016.

Diana M. Charletta Executive Vice President and Chief Operating Officer

Diana M. Charletta serves as Executive Vice President and Chief Operating Officer of ETRN. Ms. Charletta has also served as Executive Vice President, Chief Operating Officer and a director of each of the EQM General Partner and the EQGP General Partner since October 2018. Previously, Ms. Charletta served as Senior Vice President, EQT Gathering, LLC, from December 2013 to November 2018. Ms. Charletta served as Vice President, EQT Gathering, LLC, from February 2010 to December 2013. Ms. Charletta served in various operational and engineering roles in EQT’s midstream business since joining EQT in 2002.

Kirk R. Oliver Senior Vice President and Chief Financial Officer

Kirk R. Oliver serves as Senior Vice President and Chief Financial Officer of ETRN. Mr. Oliver has also served as Chief Financial Officer and a director of each of the EQM General Partner and the EQGP General Partner since October 2018. Mr. Oliver served as Chief Financial Officer of UGI Corporation, which operates natural gas and electric utilities in Pennsylvania, distributes propane, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region, from October 2012 to May 2018. Prior to joining UGI Corporation, Mr. Oliver served as Senior Managing Director & Chief Operating Officer of InfraREIT Capital Partners, LLC, a partnership that invests in infrastructure assets, primarily electric transmission and gas pipeline assets, Senior Vice President and Chief Financial Officer of Allegheny Energy, Inc., an electric utility company, Senior Executive at Hunt Power, LLC, a company that develops and invests in electric and gas utility projects, and in various positions at TXU Corp. (now Energy Future Holdings Corp.), an electricity distribution, generation and transmission company in Texas.

Charlene Petrelli Senior Vice President and Chief Administrative Officer

Charlene Petrelli serves as Senior Vice President and Chief Administrative Officer of ETRN. Previously, Ms. Petrelli served as Vice President and Chief Human Resources Officer of EQT from February 2007 to November 2018, where she oversaw the human

Name and Title	Present Occupation or Employment, Five-Year Employment History and Address
resources and corporate security functions of EQT and its subsidiaries, and the EQT Foundation.

Robert C. Williams Vice President and General Counsel

Robert C. Williams serves as Vice President and General Counsel of ETRN. Previously, Mr. Williams served as Deputy General Counsel, Business Operations of EQT, from April 2008 to November 2018, where he oversaw the production and midstream business unit legal matters, litigation and insurance for EQT and its subsidiaries. Mr. Williams has represented midstream companies for more than 30 years, both in-house and while a former partner with Bracewell, LLP, a Houston-based law firm.

Phillip D. Swisher Vice President and Chief Accounting Officer

Phillip D. Swisher serves as Vice President and Chief Accounting Officer of ETRN. Mr. Swisher has also served as Vice President and Chief Accounting Officer of each of the EQM General Partner and the EQGP General Partner since October 2018. Previously, Mr. Swisher served as Controller, Shared Services of EQT and Vice President and Chief Accounting Officer of each of the EQGP General Partner and EQM General Partner. During his service as Controller, Shared Services of EQT, Mr. Swisher oversaw the shared services accounting function for EQT and its subsidiaries.

SCHEDULE B

OWNERSHIP OF EQGP COMMON UNITS BY ETRN AND CERTAIN RELATED PERSONS

The following table sets forth the ownership of EQGP Common Units as of November 29, 2018, by ETRN and, to the knowledge of ETRN, certain related persons, including the executive officers and directors of ETRN, and the securities transactions by those persons in EQGP Common Units during the 60 days prior to November 29, 2018:

Person	Number		Percentage of Outstanding Common Units	Securities Transactions in Past 60 Days
Equitrans Midstream Holdings, LLC(1)	36,293,766		12%	—
Equitrans Gathering Holdings, LLC(2)	239,715,000		79.3%	—
David L. Porges	56,263		*	—
Vicky A. Bailey	3,241		*	—
Kenneth M. Burke	5,000		*	—
Diana M. Charletta	2,000	(3)	*	—
Margaret K. Dorman	19,841		*	—
Kirk R. Oliver	—		*	—
Charlene Petrelli	25,085		*	—
Phillip D. Swisher	4,769		*	—
Norman J. Szydlowski	—		*	—
Robert F. Vagt	—		*	—
Robert C. Williams	—		*	—
Thomas F. Karam	—		*	—
ETRN and listed individuals as a group	276,124,965		91.3%	—

*      Less than 1%.

(1)         ETRN is the sole member of Equitrans Midstream Holdings, LLC, whose principal business address is 625 Liberty Avenue, Suite 2000, Pittsburgh, Pennsylvania 15222.

(2)         ETRN is the sole member of Equitrans Gathering Holdings, LLC, whose principal business address is 625 Liberty Avenue, Suite 2000, Pittsburgh, Pennsylvania 15222.

(3)         Includes 1,000 Common Units beneficially held by spouse.

B-1